Exhibit 2.2
ASSET PURCHASE AGREEMENT
BY
AND
BETWEEN
LOVELACE HEALTH SYSTEM, INC.
AND
HEART HOSPITAL OF NEW MEXICO, LLC
Dated as of May 6, 2011

i

LIST OF SCHEDULES

Schedule 1.1A	Capital Lease Obligations
Schedule 1.1B	Net Working Capital
Schedule 1.1C	Leased Real Property
Schedule 1.1D	Owned Real Property
Schedule 2.1(f)	Software
Schedule 2.2(d)	Excluded Assets
Schedule 2.2(i)	Excluded Intellectual Property
Schedule 4.2	Required Approvals for Buyer
Schedule 5.1	Outstanding Corporate Approvals
Schedule 5.2	Required Approvals for Seller
Schedule 5.3	Affiliates and Minority Interests in Seller
Schedule 5.4	Rights Regarding Purchased Assets
Schedule 5.6	Historical Financial Information
Schedule 5.7	Permits
Schedule 5.8	Intellectual Property
Schedule 5.9	Medicare Participation/Accreditation
Schedule 5.10	Regulatory Compliance
Schedule 5.11	Scheduled Contracts
Schedule 5.14	Insurance
Schedule 5.15	Employee Benefit Plans
Schedule 5.16(a)	Labor Disputes
Schedule 5.16(b)	Hospital Employees
Schedule 5.17	Litigation or Proceedings against Seller
Schedule 5.18	Tax Matters
Schedule 5.19	Environmental Matters
Schedule 5.20	Certain Seller Changes
Schedule 5.25	Unaudited Cost Reports
Schedule 5.26	Audits and Investigations
Schedule 7.2	Operating Covenants
Schedule 7.3	Permitted Operations
Schedule 10.1(a)	ACE Demonstration Project Payments
Schedule 10.3	COBRA Beneficiaries
Schedule 11.1	Allocations
Schedule 11.13	Supplemental Insurance
Schedule 12.18	Persons with Knowledge
LIST OF EXHIBITS
Exhibit A	Limited Power of Attorney
Exhibit B	Transition Services Agreement

v

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May __, 2011 by and between LOVELACE HEALTH SYSTEM, INC., a New Mexico corporation (“Buyer”), and HEART HOSPITAL OF NEW MEXICO, LLC, a New Mexico limited liability company (“Seller”).
W I T N E S S E T H:
     WHEREAS, Seller owns and operates the Heart Hospital of New Mexico located in Albuquerque, New Mexico (the “Hospital”) and the Purchased Assets (as defined herein); and
     WHEREAS, in reliance upon the representations, warranties and covenants of Buyer set forth herein, Seller desires to sell the Hospital and the Purchased Assets to Buyer, and to assign the Assumed Liabilities to Buyer, all as more fully set forth herein.
     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. As used herein the terms below shall have the following meanings:
     “Accrued PTO” has the meaning set forth in Section 2.3(d).
     “ACE Demonstration Project” has the meaning set forth in Section 10.1(a).
     “Additional Financial Statements” has the meaning set forth in Section 7.6.
     “Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by Contract or otherwise; provided that, with respect to Seller, “Affiliate” shall not include direct or indirect equityholders, officers or directors of MedCath Corporation or MedCath Incorporated and shall not include any equityholder of Seller other than Manager and its Affiliates.
     “Agency Receivables” has the meaning set forth in Section 2.2(f).
     “Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.

     “Applicable Rate” means the “prime rate” as quoted in the “Money Rates” section of The Wall Street Journal on the Closing Date.
     “Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Entity or any other Person.
     “Assumed Contracts” has the meaning set forth in Section 2.1(d).
     “Assumed Liabilities” has the meaning set forth in Section 2.3.
     “Baseline Balance Sheet” means the audited balance sheet of the Hospital dated September 30, 2010.
     “Baseline Balance Sheet Date” means September 30, 2010.
     “Buyer” has the meaning set forth in the Preamble hereto.
     “Capital Lease Obligations” means, as of the date of determination, an amount equal to the aggregate amount outstanding under capital lease obligations of the Seller under capital leases identified on Schedule 1.1A, which capital leases are included in the Assumed Liabilities, determined in accordance with GAAP. The amount of Capital Lease Obligations as of September 30, 2010 was $6,188,251 as set forth on Schedule 1.1A.
     “CERCLA” has the meaning set forth in the definition of Environmental Laws.
     “Change in Control Transaction” means (i) a transaction in which a Person is or becomes the beneficial owner, directly or indirectly, of securities of MedCath Corporation representing fifty percent (50%) or more of the total voting power represented by MedCath Corporation’s then outstanding voting securities; (ii) a merger or consolidation in which MedCath Corporation is a party and in which the equityholders of MedCath Corporation before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting equity interests of the Person that survives or results from such merger or consolidation; or (iii) a sale or disposition by MedCath Corporation or its Affiliates of all or substantially all of MedCath Corporation’s assets or those of its Affiliates existing as of the date hereof (excluding the Hospital) either to a single or multiple buyers thereof. Notwithstanding the foregoing, in no event shall the acquisition of voting securities by one or more Persons (even if such offering represents 50% or more of the total voting power represented by MedCath Corporation’s then outstanding voting securities) in a public offering constitute a Change in Control Transaction.
     “Closing” has the meaning set forth in Section 3.1.

     “Closing Balance Sheet” means the balance sheet of Seller in respect of the Hospital as of the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP (except as provided in Schedule 5.6), applied on a basis consistent with the Baseline Balance Sheet.
     “Closing Date” has the meaning set forth in Section 3.1.
     “CMS” has the meaning set forth in Section 5.9(e).
     “COBRA” has the meaning set forth in Section 10.3(d).
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Competing Business” has the meaning set forth in Section 11.14(a).
     “Confidentiality Agreement” has the meaning set forth in Section 12.8.
     “Contract” means any binding written or oral contract, commitment, instrument, lease, or other arrangement or agreement.
     “Cost Reports” has the meaning set forth in Section 10.2.
     “CVSTAT License Agreement” has the meaning set forth in Section 11.11.
     “De Minimis Contract” means any Contract that either (i) requires total expenditures subsequent to Closing of not more than $25,000 or (ii) can be terminated without cause or penalty within ninety (90) days after Closing without the expenditure of more than $25,000 within such ninety (90) day period, other than Contracts that (x) are with physicians or other referral sources, (y) involve leases of the Real Property, or (z) would limit in any material respect the ability of Buyer to engage in any line of business in any geographic area or to compete with any Person, which must be scheduled.
     “DRG Transition Patient” has the meaning set forth in Section 10.1(a).
     “EEOC” means the Equal Employment Opportunity Commission.
     “Effective Time” has the meaning set forth in Section 12.5.
     “Encumbrance” means any claim, charge, easement, encumbrance, conditional sales agreement, right of first refusal, option, encroachment, security interest, mortgage, lien, pledge or restriction, whether imposed by Contract, Law, equity or otherwise.
     “Environmental Condition” as to either party, means any event, circumstance or conditions related in any manner whatsoever to: (i) the current or past presence or spill, emission, discharge, disposal, release or threatened release of any hazardous, infectious or toxic substance or waste (as defined by any applicable Environmental Laws) or any chemicals, pollutants, petroleum, petroleum products or oil (“Hazardous Materials”), into the environment; or (ii) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Material originating on or from the Real Property; or (iii) the placement of structures or Hazardous Materials into waters of the United States; or (iv) the presence of any Hazardous Materials in any building, structure or workplace or on any portion of the Real Property; or (v) any violation of Environmental Laws at or on any part of the Real Property, or arising from the activities of the Seller or any Affiliate of the Seller at the Hospital, involving Hazardous Materials.
     “Environmental Laws” means all Laws relating to pollution or the environment, including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq. (“RCRA”), the Clean Air Act, 42 U.S.C § 7401, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq. (“OSHA”), and all other Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Controlled Group” means a group of Persons considered to be aggregated with each other pursuant to Section 414(b), (c), (m) or (o) of the Code.
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Contracts” has the meaning set forth in Section 2.2(b).
     “Excluded Liabilities” has the meaning set forth in Section 2.4.
     “Exhibits” means the exhibits to this Agreement.
     “Final Capital Lease Obligations Calculation” means a calculation of the aggregate amount of the Capital Lease Obligations as of the Closing Date as reflected on the Closing Balance Sheet. The Final Capital Lease Obligations Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of the Capital Lease Obligations set forth on Schedule 1.1A and in a manner consistent with GAAP and the Baseline Balance Sheet.
     “Final Cash Purchase Price” means an amount equal to (i) One Hundred and Nineteen Million Dollars ($119,000,000) plus or minus (ii) the Final NWC Calculation minus (iii) Final Capital Lease Obligations Calculation.

     “Final NWC Calculation” means a calculation of the Net Working Capital as of the Closing Date. The Final NWC Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B. For the avoidance of doubt, the accounting policies, assumptions and methodologies used for determining each of the items used in the determination of Net Working Capital shall be the same as used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B.
     “FIRPTA” means the Foreign Investment Real Property Tax Act of 1980, as amended, and the rules and regulations promulgated thereunder.
     “Furniture and Equipment” means all equipment (including movable equipment), vehicles, furniture or furnishings that are held or used by Seller primarily or exclusively in the business or operation of the Hospital (other than Excluded Assets), including all such equipment, vehicles, furniture or furnishings that have been fully depreciated for accounting purposes.
     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, as modified as described in Schedule 5.6 and applied consistently by Seller throughout the periods involved and in accordance with Seller’s practices and policies utilized in its September 30, 2010 financial statements.
     “Government Programs” means the federal Medicare, all applicable state Medicaid and successor programs.
     “Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     “Hazardous Materials” has the meaning set forth in the definition of Environmental Condition.
     “Hired Employee” has the meaning set forth in Section 10.3(b).
     “Historical Financial Information” has the meaning set forth in Section 5.6(a).
     “Hospital” has the meaning set forth in the recitals hereto.
     “Hospital Employees” has the meaning set forth in Section 5.16(b).
     “HQI Program” has the meaning set forth in Section 5.9(e).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

     “Intellectual Property” means, to the extent held or used primarily or exclusively in the business or operation of the Hospital, patents, trademarks, trade names, service marks, copyrights and any applications therefor.
     “Interim Balance Sheet” means the balance sheet of Seller in respect of the Hospital as of the Interim Balance Sheet Date. The Interim Balance Sheet shall be prepared in accordance with GAAP (except as provided in Schedule 5.6), applied on a basis consistent with the Baseline Balance Sheet.
     “Interim Balance Sheet Date” means the most recently ended calendar month prior to the Closing Date for which financial statements are available for Seller in respect of the Hospital.
     “Interim Capital Lease Obligations Calculation” means a calculation of the aggregate amount of the Capital Lease Obligations as of the Interim Balance Sheet Date as reflected on the Interim Balance Sheet. The Interim Capital Lease Obligations Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of the Capital Lease Obligations set forth on Schedule 1.1A and in a manner consistent with GAAP and the Baseline Balance Sheet.
     “Interim Cash Purchase Price” means an amount equal to (i) One Hundred and Nineteen Million Dollars ($119,000,000) plus or minus (ii) the Interim NWC Calculation minus (iii) the Interim Capital Lease Obligations Calculation.
     “Interim NWC Calculation” means a calculation of the Net Working Capital as of the Interim Balance Sheet Date. The Interim NWC Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B.
     “Inventory” means all inventory and supplies held or used in the business or operation of the Hospital.
     “Law” means any constitutional provision, statute, ordinance or other law, rule, regulation or order of any Governmental Entity.
     “Leased Real Property” means all real property subject to a leasehold or subleasehold estate (and in which Seller is the tenant or subtenant) held or used in the business or operation of the Hospital described on Schedule 1.1C, which constitutes all leasehold or subleasehold interests held by Seller and used in the business or operation of the Hospital.
     “LMC” has the meaning set forth in Section 6.3.
     “Manager” means NM Hospital Management, LLC, a North Carolina limited liability company and the manager of Seller.
     “Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business, operations, property, financial condition or results of operations of the Purchased Assets and the Hospital, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) a fact, circumstance, event, change, effect or occurrence, or series of such items, to the extent affecting (A) global, national or regional economic, business, regulatory, market or political conditions or national or global financial markets, including changes in interest or exchange rates or (B) the healthcare industry generally, (ii) the negotiation, execution or the announcement of, or the performance of obligations under, this Agreement, the Schedules or the other documents contemplated by this Agreement or the consummation of the transactions contemplated hereby, (iii) any changes or any proposed changes in Law or GAAP or the enforcement or interpretation thereof, (iv) any actions taken with the specific written consent of or at the written request of Buyer, (v) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, or (vi) the implementation of the Patient Protection and Affordable Care Act.
     “Medicaid” means Title XIX of the Social Security Act.
     “Medicare” means Title XVIII of the Social Security Act.
     “Net Working Capital” means, as of the date of determination, an amount equal to the following with respect to the Seller, in each instance as determined in accordance with GAAP, consistently applied: (a) the sum of the amounts reflected in the entries (or line items) on the applicable balance sheet entitled (i) “Inventories;” and (ii) “Prepaid expenses;”; minus (b) the amounts reflected in the entries (or line items) on the applicable balance sheet entitled “Accrued PTO”- which is further defined herein. “Inventories” shall be comprised in all material respects of Inventory used or useful in respect of the Hospital, with obsolete items written off. “Prepaid expenses” shall be limited to prepaid expenses which are useable by Buyer after Closing in the operation of the Hospital. For avoidance of doubt, the parties agree that no other amounts reflected in the entries (or line items) on the applicable balance sheet shall be considered in determining Net Working Capital. Net Working Capital shall be prepared in accordance with GAAP (except as provided in Schedule 5.6), applied on a basis consistent with past practices using the same policies, methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1B. The Net Working Capital as of September 30, 2010 was $1,617,881, as set forth on Schedule 1.1B.
     “ORYX” has the meaning set forth in Section 5.9(e).
     “OSHA” has the meaning set forth in the definition of Environmental Laws.
     “Outside Date” has the meaning set forth in Section 11.2(a).
     “Owned Real Property” means all the real property described on Schedule 1.1D, which constitutes all real property both (a) owned by Seller or owned by any Seller Affiliate and (b) held or used in the business or operation of the Hospital, together with all leases and subleases therein, improvements, buildings or fixtures located thereon or therein, all easements, rights of way, and other appurtenances thereto (including appurtenant rights in and to public streets), and all claims and recorded or unrecorded interests therein, including any and all options to acquire such real property.
     “Permit” means any license or permit required to be issued by any Governmental Entity.
     “Permitted Encumbrance” means any Encumbrance that is (i) a lien for Taxes not yet due and payable, (ii) a lien securing any Capital Lease Obligation or Assumed Liability, (iii) a lease obligation under any Scheduled Contract set forth on Schedule 5.11, which is assumed in writing by Buyer, (iv) an Encumbrance reflected on the Survey described in Section 6.4 that is reasonably approved by Buyer and that does not materially interfere with the operations of the Purchased Assets in a manner consistent with the current use by Seller, and (v) an exception listed in Schedule B — Section II of the title commitment obtained from the Title Company prior to the Closing Date (“Title Commitment”) that is reasonably approved by Buyer and that does not materially interfere with the operations of the Purchased Assets in a manner consistent with the current use by Seller.
     “Person” means an association, a corporation, a limited liability company, an individual, a partnership, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.
     “Phase I Assessment” has the meaning set forth in Section 6.5.
     “Plans” has the meaning set forth in Section 5.15(a).
     “Purchased Assets” has the meaning set forth in Section 2.1.
     “QNet” has the meaning set forth in Section 5.9(e).
     “RCRA” has the meaning set forth in the definition of Environmental Laws.
     “Real Property” means the Owned Real Property and the Leased Real Property.
     “Restricted Area” has the meaning set forth in Section 11.14(a).
     “Retirement Plans” has the meaning set forth in Section 5.15(g).
     “Scheduled Contracts” has the meaning set forth in Section 5.11.
     “Schedules” means the disclosure schedules to this Agreement.
     “Seller” has the meaning set forth in the Preamble hereto.

     “Seller Affiliate” means Seller, the Manager and any Affiliate of Seller. Without limiting the foregoing, Seller Affiliate shall not include any physician or Affiliate of a physician that is or has been a direct or indirect member of Seller.
     “Separation Date” has the meaning set forth in Section 10.3(d).
     “Survey” has the meaning set forth in Section 6.4.
     “Taxes” has the meaning set forth in Section 5.18(a).
     “Title Commitment” has the meaning set forth in the definition of Permitted Encumbrance.
     “Title Company” means Land Services USA, Inc.
     “Transition Patients” has the meaning set forth in Section 10.1.
     “Transition Patient Services” has the meaning set forth in Section 10.1.
     “Transition Services Agreement” has the meaning set forth in Section 11.10.
     “TRICARE” means the Department of Defense’s managed healthcare program for active duty military, active duty service families, retirees and their families and other beneficiaries.
     “WARN Act” has the meaning set forth in Section 10.3(b).
     1.2 Interpretation. In this Agreement, unless the context otherwise requires:
     (a) references to this Agreement are references to this Agreement and to the Exhibits and Schedules;
     (b) references to Articles and Sections are references to articles and sections of this Agreement;
     (c) references to any party to this Agreement shall include references to its respective successors and permitted assigns;
     (d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal or arbitrator in a binding arbitration;
     (e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;

     (f) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;
     (g) unless the context requires otherwise, references to any Law are references to that Law as of the Closing Date, and shall also refer to all rules and regulations promulgated thereunder;
     (h) the word “including” (and all derivations thereof) shall mean including, without limitation;
     (i) references to time are references to Mountain Standard or Daylight time (as in effect on the applicable day) unless otherwise specified herein;
     (j) the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;
     (k) provisions of this Agreement shall be interpreted in such a manner so as not to inequitably benefit or burden any party through “double counting” of assets or liabilities or failing to recognize benefits that may result from any matters that impose losses or burdens on any party, including in connection with the determination of the Final Cash Purchase Price and the calculation of losses on casualty claims;
     (l) the terms “date hereof,” “date of this Agreement” and similar terms shall mean the date set forth in the opening paragraph of this Agreement; and
     (m) the section headings and subheadings in this Agreement and the Schedules are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the express description of the Schedules.
     1.3 Schedules. Buyer and Seller hereby acknowledge and agree as follows:
     (a) the Schedules and any disclosures made in or by virtue of them are integral parts of this Agreement as if fully set forth in this Agreement and all statements appearing therein shall be deemed to be representations;
     (b) the fact that any items of information are contained in the Schedules shall not be construed as an admission of liability under any applicable law, or to mean that such information is required to be disclosed in or by this Agreement, or to mean that such information is material. Such information shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any similar qualification in the Agreement. Nothing in the Schedules constitutes an admission of any liability or obligation of Seller to any third party, nor an admission against Seller’s interest; and
     (c) items disclosed on one particular Schedule relating to one section of the Agreement are deemed to be constructively disclosed or listed on other Schedules relating to other sections of the Agreement to the extent it is reasonably apparent on the face of such other Schedules that such disclosure is applicable to such other Schedules.
ARTICLE 2
SALE OF PURCHASED ASSETS AND CERTAIN RELATED MATTERS
     2.1 Sale of Purchased Assets. At Closing and subject to the terms and conditions of this Agreement, other than the Excluded Assets, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all rights, title, and interest in and to all assets of every description, and whether real, personal or mixed, tangible or intangible, owned or leased by Seller and held or used in the business or operation of the Hospital, including the following items (collectively, the “Purchased Assets”):
     (a) All Furniture and Equipment;
     (b) Good and marketable title in fee simple absolute to the Owned Real Property, and, to the extent permitted by law, any rights of Seller against third parties related to any such Owned Real Property, together with all plants, buildings, structures, improvements, construction in progress, appurtenances, covenants, easements, servitudes and fixtures situated thereon, forming a part thereof, or in any manner belonging to or pertaining to such interests of Seller;
     (c) Seller’s interest in the Contracts relating to the Leased Real Property;
     (d) (i) All of the interest of Seller or its Affiliates in all Scheduled Contracts in respect of the Purchased Assets, (ii) all Contracts that both are not listed on Schedule 5.11 and that are De Minimis Contracts that relate primarily or exclusively to the operations of the Hospital and, (iii) all Contracts representing Capital Lease Obligations (collectively, the “Assumed Contracts”), but excluding (i) except as otherwise provided herein, Contracts relating to Plans and (ii) the Excluded Contracts;
     (e) All Permits and Approvals issued or granted by Governmental Entities to the extent assignable under applicable Law and which are held or used by the Seller Affiliates and relate to the ownership, development and business or operation of the Purchased Assets (including any pending Permits and Approvals related to any Purchased Assets);
     (f) All computer hardware, software, and data processing equipment owned by Seller or used primarily in the business or operation of the Hospital or the operation of the Purchased Assets which, in the case of software, is listed on Schedule 2.1(f) unless it is a De Minimis Contract, and, to the extent assignable or transferable, all rights in all warranties of any manufacturer or vendor with respect thereto;
     (g) All Inventory;

     (h) Assumable prepaid expenses, claims for refunds and rights to offset in respect thereof (in each case to the extent included in the Final NWC Calculation);
     (i) To the extent transferable or assignable under applicable Law, all financial, patient and medical staff records held or used by the Seller Affiliates primarily or exclusively in the business or operation of the Hospital (but specifically excluding any records maintained by Affiliates of Seller in connection with the provision of services by such Affiliates for the benefit of Seller);
     (j) All Intellectual Property, including Seller’s rights in the name Heart Hospital of New Mexico;
     (k) Seller’s goodwill in respect of the Purchased Assets and the Hospital; and
     (l) All records related to the business, operation or ownership of the Hospital including ad valorem and gross receipts Tax returns and records including federal forms 940, 941, W-2, W-3 and New Mexico Forms CRS-1 (but specifically excluding income Tax returns, franchise Tax returns and supporting materials for such returns such as working papers and Tax provisions).
Seller shall transfer and convey good and marketable title to the Purchased Assets and all parts thereof to Buyer, free and clear of all Encumbrances except for the Permitted Encumbrances.
     2.2 Excluded Assets. Notwithstanding anything to the contrary, Seller is not selling, and Buyer is not purchasing or assuming obligations with respect to, the following assets which shall remain the property of Seller after the Closing (the “Excluded Assets”):
     (a) All restricted and unrestricted cash and cash equivalents, including investments in marketable securities, certificates of deposit, bank accounts and promissory notes, except to the extent such assets are included in the determination of the Final NWC Calculation;
     (b) All (i) group Contracts entered into by MedCath Corporation or MedCath Incorporated for the benefit of Seller and one or more Seller Affiliate, (ii) Contracts with managed care organizations, health maintenance organizations, insurers and similar third party payors, (iii) Contracts that are both not listed on Schedule 5.11 and that are not De Minimis Contracts that relate to the operations of the Hospital, and (iv) Contracts listed as Excluded Contracts on Schedule 5.11 (collectively, the “Excluded Contracts”);
     (c) The corporate record books, minute books, and corporate seals and all records of any kind that Seller is required by Law to retain in its own possession together with those records maintained by Seller with respect to its Affiliates;
     (d) Such other property and assets, if any, specifically described on Schedule 2.2(d);

     (e) Any claims or rights against third parties related to the Purchased Assets (including the Assumed Contracts), contractual or otherwise, accruing or arising prior to the Closing, except to the extent (i) included in the determination of the Final NWC Calculation or (ii) such claim or right would also relate to a period after Closing, but only to the extent such right or claim relates to periods after Closing;
     (f) All rights to settlement and retroactive adjustments, if any, for open cost reporting periods ending on or prior to the Closing Date (whether open or closed) arising from or against the U.S. Government under the terms of the Medicare program or TRICARE and against any state under its Medicaid program and against any third-party payor programs that settle on a cost report basis (“Agency Receivables”);
     (g) All rights of Seller under this Agreement or any agreement contemplated hereby;
     (h) All (i) claims for refunds of Taxes and all other Tax assets for periods prior to the Closing, (ii) Federal and State income tax returns for periods prior to the Closing, and (iii) books and records created for the purpose of complying with Federal and State Tax Laws;
     (i) All data processing equipment, proprietary computer software and Intellectual Property utilized in connection with the provision of services by Affiliates of Seller for the benefit of Seller that are listed on Schedule 2.2(i), and, in the case of software, all software unless listed on Schedule 2.1(f);
     (j) All accounts receivable of Seller, and all rights to payment, whether billed or unbilled, recorded or unrecorded, accrued and existing, whether or not written off, in connection with the operation of the Hospital on or prior to the Closing Date;
     (k) The names and symbols used in connection with the Hospital and the Purchased Assets which include the name “MedCath” or any variants thereof, or any other names which are proprietary to the Seller or its Affiliates, other than “Heart Hospital of New Mexico”;
     (l) Any proprietary information contained in (i) Seller’s employee or operation manuals or (ii) any films or videos used by Seller for operational or training purposes;
     (m) All intercompany accounts of Seller and its Affiliates;
     (n) All of Seller’s insurance proceeds arising in connection with the operation of the Hospital or the Purchased Assets prior to Closing, except to the extent provided in Section 11.8;

     (o) All assets used by Seller and its Affiliates in rendering corporate services to the Seller Affiliates or the Hospital that are located outside the Hospital, except to the extent such assets are reflected in the Final NWC Calculation;
     (p) Any assets used or operated by MedCath Corporation or MedCath Incorporated on a company-wide or region-wide basis, unless such assets are reflected in the Final NWC Calculation;
     (q) To the extent permitted by Sections 7.2 and 7.3 hereof, all assets disposed of or exhausted prior to Closing, including Inventory, prepaid expenses and Furniture and Equipment, except to the extent such assets are included in the determination of the Final NWC Calculation; and
     (r) All provider numbers and related agreements related to any Government Programs and TRICARE.
     2.3 Assumed Liabilities. As of Closing, Buyer agrees to assume the future payment and performance of the following liabilities of Seller and its Affiliates (collectively, the “Assumed Liabilities”):
     (a) all obligations and liabilities that arise or accrue after Closing under the Assumed Contracts;
     (b) the Capital Lease Obligations;
     (c) subject to the provisions of Section 2.9, ad valorem and personal property Taxes payable for the calendar year in which the Closing Date occurs;
     (d) obligations and liabilities as of the Closing Date in respect of (i) accrued paid time off of Hired Employees (including employer FICA and any other estimated employer taxes thereon) and accrued Extended Service Recognition leave (including employer FICA and any other estimated employer taxes thereon) (“ESR Leave”) of Hired Employees who have completed six (6) years of eligibility service with Seller as of the Closing Date (collectively, the “Accrued PTO”), but only to the extent such Accrued PTO (including, for purposes of clarification, ESR Leave) is included in the determination of the Final NWC Calculation and (ii) the COBRA liabilities and obligations set forth in Section 10.3(c) hereof; and
     (e) any state and local transfer, sales, and recording fees and similar Taxes which may arise upon the consummation of the transactions contemplated herein (excluding, for the avoidance of doubt, any Taxes measured by income or gain). Buyer shall be responsible for, and Seller will collect from Buyer, any amount of New Mexico Gross Receipts Tax due as a result of the contemplated transaction, the payment of which by Buyer shall be in addition to any other obligations of Buyer under this Agreement. Seller shall be responsible for remitting such Tax to the appropriate taxing authority.

     2.4 Excluded Liabilities. Except as expressly provided to the contrary in Section 2.3 with respect to Assumed Liabilities, Buyer is not obligated to pay or assume any liability of any type or nature, including the following, whether fixed or contingent, recorded or unrecorded, known or unknown (collectively, the “Excluded Liabilities”):
     (a) current liabilities, accounts payable, long-term liabilities, and all indebtedness and obligations or guarantees of Seller, except to the extent included in the Final Capital Lease Obligations Calculation or the determination of the Final NWC Calculation;
     (b) any obligation or liability accruing or arising during the period prior to Closing in connection with (i) any Assumed Contract (other than that which may arise from the failure to obtain the consent of the counter-party thereto of any Assumed Contract), (ii) the operation of the Hospital, including all malpractice and general liability claims, whether or not same are pending, threatened, known or unknown prior to Closing, or (iii) any Governmental Programs or other third-party payor programs, including recoupment of previously paid or reimbursed amounts, and any Cost Report settlement payables relating to all Cost Report periods ending on or before the Closing Date;
     (c) any obligation or liability accruing, arising out of, or relating to any Excluded Contract;
     (d) (i) any federal, state or local Tax obligations of Seller and its Affiliates in respect of periods (or portions thereof) ending on or prior to Closing, including any income Tax, any franchise Tax, any Tax recapture and any sales and/or use Tax and any payroll or withholding Tax (other than any ad valorem and personal property Taxes and state and local transfer, sales, and recording fees and Taxes which may arise upon the consummation of the transactions contemplated herein) that are not included in the Final NWC Calculation or prorated as of Closing and (ii) federal, state or local income Tax obligations or liabilities of Seller and its Affiliates resulting from the consummation of the transactions contemplated by this Agreement;
     (e) any obligation or liability for claims by or on behalf of employees of Seller and its Affiliates relating to periods prior to Closing, including liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers’ compensation claim, and liability for all employee wages and benefits, including accrued vacation and holiday pay and Taxes or other liability related thereto in respect of employees of Seller and its Affiliates, except to the extent that accruals for such obligations are included in the determination of the Final NWC Calculation;
     (f) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, Seller or any of its Affiliates or any of their employees, medical staff, agents, vendors or representatives which existed or occurred prior to Closing; and

     (g) any obligation or liability accruing, arising out of or relating to any violation of, or non-compliance with, Law pertaining to the Purchased Assets, the Hospital or the operation thereof, which existed or occurred prior to Closing.
     2.5 Purchase Price. Subject to the terms and conditions hereof, in reliance on the representations and warranties herein set forth and as consideration for the sale and purchase of the Hospital and the Purchased Assets set forth herein, in addition to assuming the Assumed Liabilities, Buyer shall tender to Seller an amount equal to the Final Cash Purchase Price. On the Closing Date, Buyer shall wire transfer an amount equal to the Interim Cash Purchase Price in immediately available federal funds to an account designated by Seller in writing at least two (2) business days prior to Closing. The amount of the Interim Cash Purchase Price will be further and finally adjusted and settled after Closing as provided in Section 2.7.
     2.6 Interim Cash Purchase Price. At least five (5) business days prior to the Closing Date Seller shall deliver to Buyer (i) the Interim Balance Sheet, (ii) the Interim NWC Calculation and (iii) the Interim Capital Lease Obligations Calculation. Based upon such exchange of information, the parties shall determine, calculate, and agree, in writing, upon the Interim Cash Purchase Price.
     2.7 Final Cash Purchase Price. Not more than forty-five (45) days after the Closing Date, Seller shall deliver to Buyer (i) the Closing Balance Sheet, (ii) the Final NWC Calculation and (iii) the Final Capital Lease Obligations Calculation. Subject to Section 2.8, based upon such exchange of information, the parties shall determine, calculate and agree, in writing, upon the Final Cash Purchase Price.
     2.8 Dispute of Adjustments/Reconciliation of Final Cash Purchase Price. Within thirty (30) days after the date on which Buyer has received the information to be provided by Seller pursuant to Section 2.7, Buyer shall, in a written notice to Seller, either accept or describe in reasonable detail any proposed adjustments to the calculations exchanged and the reasons therefor, and shall include pertinent calculations. If Buyer fails to deliver notice of acceptance or objection to such calculations within such thirty (30) day period, then Buyer shall be deemed to have accepted the calculations presented by Seller. In the event that Buyer and Seller are not able to agree on the Final Cash Purchase Price within thirty (30) days from and after the receipt by Seller of any objections raised by Buyer, Buyer and Seller shall each have the right to require that such disputed determination be submitted to such independent certified public accounting firm as Buyer and Seller may then mutually agree upon in writing for computation or verification in accordance with the provisions of this Agreement. The results of such accounting firm’s report shall be binding upon Buyer and Seller, and such accounting firm’s fees and expenses for each disputed determination shall be borne equally by the parties. Appropriate payment shall be made by Buyer or Seller, as appropriate, by wire transfer of immediately available federal funds promptly upon (and in all events within three (3) business days after) agreement between Seller and Buyer on the Final Cash Purchase Price or determination of the Final Cash Purchase Price in accordance with this Section as follows: either (i) Buyer shall pay Seller the amount by which the Final Cash Purchase Price exceeds the Interim Cash Purchase Price or (ii) Seller shall pay Buyer the amount by which the Interim Cash Purchase Price exceeds the Final Cash Purchase

Price. At all reasonable times following delivery by Seller of the information and calculations required by Section 2.7, Seller shall make available to Buyer and its agents all books and records of Seller related to the determination of the Interim Cash Purchase Price and the Final Cash Purchase Price, including all accounting work papers and journal entries underlying the determination of the Interim Cash Purchase Price and the Final Cash Purchase Price or any component thereof. Any amounts due under this Section 2.8 shall bear interest from the Closing Date until paid at a rate equal to the Applicable Rate per annum.
     2.9 Proration. To the extent feasible, at the Closing, Buyer and Seller shall prorate as of the Closing Date, in accordance with their respective obligations herein, any costs or payments relating to the Purchased Assets that relate to periods both before and after Closing which become due and payable after the Closing Date with respect to (i) the Assumed Contracts, (ii) ad valorem or similar Taxes, duties or fees, if any, on the Real Property, (iii) personal property Taxes on the Purchased Assets, and (iv) all utilities servicing the Hospital, including water, sewer, telephone, electricity and gas service, in each case to the extent not included on the determination of the Final NWC Calculation. Any above-described obligations which are not known at least five (5) business days prior to the Closing Date shall be similarly apportioned, subject to the above, and paid by the responsible party as soon as practicable after the Closing.
     2.10 No Compensation for Referrals. Buyer and Seller agree that neither this Agreement nor any other Contract entered into in connection with the transactions contemplated by this Agreement requires, is payment for, or is contingent upon the admission or referral of any patient to, or the provision of any item or medical services by, (i) Buyer or its Affiliates, (ii) Seller, its Affiliates or any direct or indirect equityholders of Seller or MedCath Corporation, (iii) the Hospital, or (iv) any healthcare facility owned by or affiliated with Buyer or Seller. The parties acknowledge that no party who may receive any benefit from the transactions contemplated by this Agreement, including without limitation New Mexico Heart Institute, Southwest Cardiology Associates or any other direct or indirect owner of Seller who is a physician, immediate family member of a physician, or entity owned or controlled by any physician, has any obligation to refer patients to Buyer, the Hospital, or any healthcare facility owned by or affiliated with the Buyer, and that all such referrals shall be based only upon the professional medical judgment of the referring physician, the medical needs of the patient, and patient choice.
ARTICLE 3
CLOSING
     3.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9, the consummation of the sale and purchase of the Hospital and the Purchased Assets and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, Suite 4700, 100 North Tryon Street, Charlotte, North Carolina 28202, not later than the fifth (5th) business day after the conditions set forth in Articles 8 and 9 have been satisfied or waived or at such other date and/or at such other location as the parties hereto may mutually designate in writing (the “Closing Date”). Subject to the other terms of this Agreement, the parties shall use commercially reasonable efforts to cause the conditions set forth in Articles 8 and 9 to be satisfied so that the Closing will occur on July 31, 2011.
     3.2 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:
     (a) An amount equal to the Interim Cash Purchase Price by wire transfer of immediately available funds to an account designated by Seller;
     (b) One or more Assignments of Contracts and Assumption of Liabilities duly executed by Buyer, pursuant to which Buyer shall assume the future payment and performance of the Assumed Contracts and the Assumed Liabilities;
     (c) Copies of resolutions duly adopted by the board of directors of Buyer, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force and effect as of Closing, by the appropriate officers of Buyer;
     (d) A certificate of Buyer certifying that the conditions set forth in Sections 8.1 and 8.4 have been satisfied;
     (e) Certificates of incumbency for the respective officers of Buyer executing this Agreement and any other document contemplated herein dated as of the Closing Date;
     (f) Certificates of existence and good standing of Buyer from its state of organization dated the most recent practical date prior to Closing;
     (g) The Transition Services Agreement, duly executed by Buyer; and
     (h) Such other instruments and documents Seller reasonably deems necessary to effect the transactions contemplated hereby.
     3.3 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:
     (a) Subject only to the Permitted Encumbrances, deeds containing special warranty of title, duly executed by Seller in recordable form, conveying to Buyer good and marketable fee simple absolute title to the Owned Real Property;
     (b) One or more assignments of lease, duly executed by Seller assigning to Buyer Seller’s interest in the Contracts relating to any Leased Real Property;

     (c) One or more assignments of lease, duly executed by Seller or one of its Affiliates, assigning to Buyer Seller’s interest as lessor under or sublessor under Contracts that lease space to third parties;
     (d) One or more Bills of Sale and Assignment, duly executed by Seller transferring to Buyer valid title to all tangible assets which are a part of the Purchased Assets and valid title to all intangible assets which are a part of the Purchased Assets, free and clear of all Encumbrances other than the Assumed Liabilities and the Permitted Encumbrances;
     (e) One or more Assignments of Contracts and Assumption of Liabilities duly executed by Seller assigning Seller’s interest in the Assumed Contracts to Buyer;
     (f) Copies of resolutions duly adopted by Seller and the Manager, authorizing and approving Seller’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of Closing by an appropriate officer of the Manager;
     (g) A certificate of Seller certifying that the conditions set forth in Section 9.1 and Section 9.4 have been satisfied;
     (h) Certificates of incumbency for the respective officers of the Manager executing this Agreement and any other document contemplated herein dated as of the Closing Date;
     (i) Certificates of existence and good standing of Seller and Manager from their respective states of organization dated the most recent practical date prior to Closing;
     (j) A FIRPTA certificate, executed by Seller certifying Seller’s U.S. taxpayer identification number and that Seller is not a foreign Person, within the meaning of Section 1445 of the Code;
     (k) The Transition Services Agreement, duly executed by the appropriate Affiliate of Seller; and
     (l) Such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.
     3.4 Additional Acts. From time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, to convey and transfer full right, title and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Purchased Assets. Seller shall also furnish Buyer with such information and documents in its possession or under their control, or which Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Purchased Assets.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Buyer represents and warrants to Seller the following:
     4.1 Organization, Qualification and Capacity. Buyer is a corporation duly organized and validly existing in good standing under the Laws of the State of New Mexico. The execution and delivery by Buyer of this Agreement and the documents described herein, the performance by Buyer of its obligations under this Agreement and the documents described herein and the consummation by Buyer of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary actions on the part of Buyer, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
     4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and documents described herein, as applicable:
     (a) are not in contravention or violation of the terms of the certificate of incorporation, limited partnership agreement, operating agreement or similar governing document of Buyer;
     (b) except as set forth on Schedule 4.2, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Buyer or any of its Affiliates; and
     (c) will not conflict in any material respect with, nor result in any material breach or contravention of, any material Contract to which Buyer is a party or by which Buyer is bound.
     4.3 Binding Agreement. This Agreement and all documents to which Buyer or any of its Affiliates will become a party hereunder are and will constitute the valid and legally binding obligations of Buyer and/or such Affiliates and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
     4.4 Sufficient Resources. Buyer has sufficient financial resources, and at the Closing Buyer will possess sufficient funds, to permit Buyer to deliver the Interim Cash Purchase Price in accordance with Section 2.5 and the Final Cash Purchase Price in accordance with Section 2.7, subject to satisfaction of the conditions precedent to Buyer’s obligations to close the transactions contemplated by this Agreement.
     4.5 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer that has or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform this Agreement or any aspect of the transactions contemplated hereby.
     4.6 Buyer Acknowledgements. The decision of Buyer to purchase the Purchased Assets and to assume the Assumed Liabilities has been (i) made voluntarily and of its own accord, based upon, (A) the knowledge and experience of Buyer in financial and business matters relating to owning and operating general acute care hospitals, (B) consultations with advisors of Buyer, and (C) its investigation of the business, assets, risks and prospects of the Hospital and Purchased Assets and (ii) made without relying on any statement (whether oral or written), or any representation or warranty of, Seller or any Affiliate, officer or director of Seller, other than the representations and warranties expressly contained in this Agreement and the other Contracts executed at the Closing in connection herewith. As of the date hereof, Buyer has no knowledge of any facts or circumstances which constitute or are reasonably likely to constitute a breach of the representations and warranties of Seller set forth in Article 5 of this Agreement.
     4.7 Statements True and Correct. This Agreement and the Schedules prepared by Buyer do not include, as of the date hereof and as of the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Buyer not misleading.
     4.8 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (INCLUDING THE SCHEDULES), BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Seller represents and warrants to Buyer the following:
     5.1 Incorporation, Qualification and Capacity. Seller is a limited liability company duly organized and in existence under the Laws of the State of New Mexico. The Manager is a limited liability company duly organized and validly existing in good standing under the laws of the State of North Carolina and is duly qualified and authorized to transact business in the State of New Mexico. Seller is duly authorized, qualified to do business and in good standing under all applicable Laws of any Governmental Entity having jurisdiction over the business and operation of the Purchased Assets to own its properties and conduct its business in the place and manner now conducted. Except as set forth on Schedule 5.1, the execution and delivery by Seller of this Agreement and the documents described herein, the performance by Seller of its obligations under this Agreement and the documents described herein and the consummation by Seller of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary corporate actions on the part of Seller and corporate actions on the part of the Manager, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
     5.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Seller of the transactions contemplated by this Agreement and documents described herein, as applicable:
     (a) are not in contravention or violation of the terms of the operating agreement of Seller;
     (b) except as set forth on Schedule 5.2, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Seller or any of its Affiliates; and
     (c) assuming the Approvals and Permits set forth on Schedule 5.2 are obtained, will not conflict in any material respect with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, acceleration or augmentation of any obligation or to loss of a material benefit under, or result in the creation of any material Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets under (i) any Assumed Contract or (ii) any Law applicable to any of the Purchased Assets; provided that no representation or warranty is given with respect to consents or approvals required to assign any of the Assumed Contracts.
     5.3 Affiliates and Minority Interests. Schedule 5.3 sets forth a true and complete list of (i) any subsidiaries of Seller and (ii) any interest in another Person held by Seller.
     5.4 No Outstanding Rights. Except as set forth on Schedule 5.4, there are no outstanding rights (including any rights of first refusal or offer or rights of reverter), options, or Contracts made on Seller’s behalf giving any Person any current or future right to require Seller or any of its Affiliates or, following the Closing Date, Buyer, to sell or transfer to such Person or to any third party any material interest in any of the Purchased Assets.
     5.5 Binding Agreement. This Agreement and all documents to which Seller will become a party hereunder are and will constitute the valid and legally binding obligations of Seller and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

     5.6 Seller Financial Information.
     (a) Schedule 5.6 hereto contains the following financial statements and financial information (collectively, the “Historical Financial Information”):
     (i) unaudited balance sheet of the Hospital dated as of December 31, 2010;
     (ii) unaudited statement of operations of the Hospital for the three (3) month period ended on December 31, 2010; and
     (iii) audited balance sheets, statements of operations, and statements of cash flows for the fiscal years ended September 30, 2010 and 2009.
Except as disclosed on Schedule 5.6, the financial statements included in the Historical Financial Information have been prepared, and the Additional Financial Statements have been and will be prepared, in accordance with GAAP in all material respects, applied on a consistent basis throughout the periods indicated, and Seller has not changed any accounting policy or methodology in determining the obsolescence of inventory throughout all periods presented. Except as set forth on Schedule 5.6, the balance sheets contained in the Historical Financial Information present fairly, and the balance sheets in the Additional Financial Statements present fairly and will present fairly, in all material respects the financial condition of the Hospital as of the dates indicated thereon, and the statements of operations contained in the Historical Financial Information present fairly, and the statements of operations contained in the Additional Financial Statements present fairly and will present fairly, in all material respects the results of operations of the Hospital for the periods covered.
     (b) Except as set forth on Schedule 5.6 and except for (i) liabilities that are disclosed in this Agreement, Contracts entered into in connection herewith and schedules and exhibits hereto and thereto, and (ii) liabilities that were incurred after the Baseline Balance Sheet Date in the ordinary course of business, as of the date hereof, there are no material liabilities of any nature of Seller or any of its Affiliates relating to the Hospital, the Purchased Assets or the Assumed Liabilities that are required in accordance with GAAP to be disclosed on the financial statements of Seller.
     5.7 Permits and Approvals.
     (a) Set forth on Schedule 5.7 is a true and complete description of all material Permits and Approvals currently issued or granted by a Governmental Entity and owned or held by or issued to Seller in connection with the Purchased Assets, and such Permits and Approvals constitute all material Permits and Approvals necessary for the conduct of the business and operation of the Hospital as currently conducted and the use of the Purchased Assets by Seller, all of which are in full force and effect.

     (b) The Hospital is in compliance in all material respects with all Permits and Approvals required by Law. There is not now pending nor, to the knowledge of Seller, threatened in writing any action by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any of the Permits and Approvals, and all of the material Permits and Approvals are and shall be in good standing now and as of the Closing.
     5.8 Intellectual Property. Except for Intellectual Property constituting Excluded Assets:
     (a) Seller owns, is licensed to use or otherwise possesses all necessary rights to use, all Intellectual Property used in the Hospital as of the Closing Date.
     (b) To the knowledge of Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Seller, any trade secret material to Seller, or any Intellectual Property right of any third party to the extent licensed by or through Seller, by any third party, including any employee or former employee of Seller, relating in any way to any of the Purchased Assets.
     (c) Except as set forth on Schedule 5.8, neither Seller nor any of its Affiliates has any patents, registered trademarks, registered service marks or registered copyrights related to any of the Purchased Assets. Except as set forth on Schedule 5.17, neither Seller nor any of its Affiliates has been served with process in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party related to any of the Purchased Assets. To the knowledge of Seller, the business of the Hospital does not infringe any material Intellectual Property or other material proprietary right of any third party. Neither Seller nor any Affiliate of Seller has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or Contract involving Intellectual Property related to any of the Purchased Assets against any third party.
     5.9 Medicare Participation/Accreditation.
     (a) The Hospital is a “provider” with valid and current provider agreements and with one or more provider numbers with the Government Programs. The Hospital is a “provider” with valid and current provider agreements and with one or more provider numbers with TRICARE or its successor programs. Except as set forth on Schedule 5.9, the Hospital is in compliance with the conditions of participation for the Government Programs in all material respects and has received all Approvals or qualifications necessary for capital reimbursement on the Purchased Assets. Except as set forth on Schedule 5.9, there is not pending, nor to the knowledge of Seller threatened in writing, any proceeding or investigation under the Government Programs involving Seller or any of the Purchased Assets. Except as disclosed on Schedule 5.9 and except for claims, actions and appeals in the ordinary course of business, there are no material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, Governmental Entity or the Administrator of the Centers for Medicare & Medicaid Services, with respect to any Government Program cost reports or claims filed on behalf of Seller with respect to the Hospital on or before the date of this Agreement, or any disallowances by any commission, board or agency in connection with any audit of such cost reports. Except as disclosed on Schedule 5.9 or except for those audits and reviews in the ordinary course of business, no validation review or program integrity review (including any recovery audit contract review) related to the Hospital, the operation of the Hospital, or the consummation of the transactions contemplated by this Agreement, has been conducted by any commission, board, agency or Governmental Entity in connection with the Government Programs, and to the knowledge of Seller, no such reviews are scheduled, pending or threatened against or affecting Seller with respect to the Hospital, the operation of the Hospital, or the consummation of the transactions contemplated by this Agreement.
     (b) The Hospital is duly accredited, with no contingencies, by The Joint Commission. Seller has provided Buyer copies of the most recent Joint Commission accreditation survey report and deficiency list for the Hospital, if any, and each plan of correction, if any.
     (c) All billing practices of Seller with respect to the Hospital to all third party payors, including the Medicare, Medicaid and CHAMPUS/TRICARE programs and private insurance companies, have been in compliance in all material respects with all applicable laws, regulations and policies of such third party payors and the Medicare, Medicaid and CHAMPUS/TRICARE programs, and neither Seller nor the Hospital has billed or received any payment or reimbursement in excess of amounts allowed by law.
     (d) Neither Seller nor any of its officers, directors, or managing employees are excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs, nor to Seller’s knowledge is any such exclusion threatened in writing.
     (e) Seller has registered with the QNet Exchange (“QNet”) as required by The Centers for Medicare and Medicaid Services (“CMS”) under its Hospital Quality Initiative Program (the “HQI Program”). Seller has in all material respects submitted all quality data required under the HQI Program to CMS or its agent and all quality data required under the ORYX Core Measure Performance Measurement System (“ORYX”) to The Joint Commission for all calendar quarters concluded prior to the date of this Agreement, except for any quarter for which the respective reporting deadlines have not yet expired. All such submissions of quality data have been made in all material respects in accordance with applicable reporting deadlines and in the form and manner required by CMS and The Joint Commission, respectively. Seller has not received notice of any reduction in reimbursement under the Medicare program resulting from its failure to report quality data to CMS or its agent as required under the HQI Program. Seller has provided Buyer with the HQI Program “validation results” for all calendar quarters concluded prior to the date of this Agreement, except for any quarter for which the respective reporting deadlines have not yet expired.

     5.10 Regulatory Compliance. Except as set forth on Schedule 5.10, Seller is in compliance in all material respects with all applicable statutes, rules, regulations and requirements of Governmental Entities having jurisdiction over the Hospital and the Purchased Assets and the business operation of the Hospital and the Purchased Assets. Seller has timely filed all material forms, applications, reports, statements, data and other information required to be filed with Governmental Entities. Neither Seller nor any of its employees, with respect to the operation of the Hospital, have committed a violation of federal or state laws regulating health care fraud, including but not limited to the federal Anti-Kickback Law, 42 U.S.C. §1320a-7b, the Stark I and II Laws, 42 U.S.C. §1395nn, as amended, and to the knowledge of Seller, the False Claims Act, 31 U.S.C. §3729, et seq. To the knowledge of Seller, the Hospital is in compliance in all material respects with the administrative simplification provisions required under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the electronic data interchange regulations and the health care privacy regulations, as of the applicable effective dates for such requirements.
     5.11 Scheduled Contracts. Attached hereto as Schedule 5.11 is a list of all Contracts to which Seller or any of Seller Affiliates is a party and which are material to the operation of the Hospital (this representation shall not be breached if a De Minimis Contract is not listed on Schedule 5.11), including all provider network agreements, clinical affiliation agreements, medical director agreements, consulting agreements, management services agreements, professional services agreements, transfer agreements, recruitment agreements, employment agreements, real estate lease agreements, personal property lease agreements, supply agreements and software agreements, but excluding all Contracts with managed care organizations, health maintenance organizations, insurers and similar third party payors, all of which are Excluded Contracts. For each Contract listed on Schedule 5.11, Schedule 5.11 clearly identifies those Contracts that are Excluded Contracts and that will not be assumed by Buyer. Contracts which are listed on Schedule 5.11 and not designated therein as an Excluded Contract are referred to herein as the “Scheduled Contracts.” Each Scheduled Contract (i) is valid and existing (or constitutes a month-to-month Contract under which goods or services are being provided after the expiration of its original term), and Seller or the applicable Affiliate of Seller has duly performed in all material respects its obligations under each Scheduled Contract to which it is a party to the extent that such obligations to perform have accrued and (ii) except for any breaches resulting from the failure to obtain the consent of the counterparty thereto to the assignment of same to Buyer, no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any Scheduled Contract by Seller or the applicable Affiliate of Seller or, to the knowledge of Seller, and except as set forth on Schedule 5.11, any other party or obligor with respect thereto, has occurred.
     5.12 Encumbrances; Real Property.
     (a) There are no Encumbrances (other than Permitted Encumbrances) on the Purchased Assets that were created by, through or under Seller or any Affiliate of Seller. Seller owns, and will convey good and marketable fee simple absolute title in the Owned Real Property, and all buildings and improvements located thereon, to Buyer free and clear of all Encumbrances except for Permitted Encumbrances. Seller agrees that title to the Real Property shall not be altered between the date of this Agreement and Closing in any material respect, except to the extent not restricted by Sections 7.2 and 7.3.
     (b) (i) All buildings and improvements located on the Real Property conform in all material respects with all applicable zoning regulations and building codes; (ii) all of the Real Property is serviced by all necessary utilities, including water, sewage, electricity and telephone, and Seller is not aware of any material inadequacies with respect to such utilities; (iii) to the knowledge of Seller, none of the buildings or improvements on the Real Property is located in a flood hazard area; and (iv) all of the buildings and improvements located on the Real Property are accessible by public roads and, to the knowledge of the Seller, no fact or condition exists that would result in the termination of the current access from any building or improvement to any presently existing highways and roads adjoining or situated on the Real Property.
     (c) The Real Property comprises all of the real property owned or leased by Seller that is associated with or employed in the operation of the Hospital.
     5.13 Personal Property. Seller presently owns and will hold on the Closing Date good title to all tangible personal property assets and valid title to all intangible assets included in the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances and rights of owners under Assumed Contracts or under leases or licenses of assets leased or licensed in the ordinary course of business.
     5.14 Insurance. Schedule 5.14 sets forth a true and complete list of all insurance policies or self insurance funds maintained by Seller as of the date of this Agreement covering the ownership and operation of the Purchased Assets or the Hospital, indicating the types of insurance, policy numbers, terms, identity of insurers and amounts and coverages (including applicable deductibles). All of such policies are now and will be until the Closing in full force and effect on an occurrence basis (with the exception of the Hospital’s professional liability insurance, pollution liability insurance, employment practices liability insurance, directors and officers liability insurance and fiduciary liability insurance, all of which are on a claims made basis, and crime liability insurance which is on a discovery basis) with no premium arrearages. Such policies of insurance shall not be assigned to Buyer as part of the Purchased Assets and Buyer acknowledges that all of the coverages listed on Schedule 5.14 with respect to the Purchased Assets will cease on the Closing Date. Seller has in all material respects given in a timely manner to its insurers all notices required to be given under its insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions. Seller has not (a) received any notice or other communication from any such insurance company canceling or materially amending any of such insurance policies, and no such cancellation or amendment is threatened in writing or (b) failed to give any required notice or present any claim which is still outstanding under any of such policies with respect to the Hospital or any of the Purchased Assets.
     5.15 Employee Benefit Plans.
     (a) Schedule 5.15 contains a true and complete list of all the following agreements, plans or other Contracts, covering any employee of the Hospital, which are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of ERISA, and (ii) any other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which Seller currently sponsors, or to which Seller has any outstanding present or future obligations to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the “Plans”). None of the Plans provide any post-employment medical or similar benefits except for COBRA coverage required by federal Law.
     (b) The Purchased Assets are not, and Seller does not reasonably expect them to become, subject to an Encumbrance imposed under the Code or under Title I or Title IV of ERISA including liens arising by virtue of Seller being a member of an ERISA Controlled Group.
     (c) Neither Seller nor any member of Seller’s ERISA Controlled Group has sponsored, contributed to or had any “obligation to contribute” (as defined in ERISA Section 4212) to any “multiemployer plan” (as defined in ERISA Section 4001(a)(3) or 3(37)(A)) on or after September 26, 1980, on behalf of any employees of the Hospital.
     (d) Neither Seller nor any member of Seller’s ERISA Controlled Group has at any time sponsored or contributed to any “single employer plan” (as defined in ERISA Section 4001(a)(14)) to which at least two or more of the “contributing sponsors” (as defined in ERISA Section 4001(a)(13)) are not members of the same ERISA Controlled Group.
     (e) There have been no non-exempt prohibited transactions with respect to any Plan. Neither Seller nor any ERISA Affiliate, nor to Seller’s knowledge, any other Person for which Buyer or any of its Affiliates could have any liability, has breached any fiduciary duty with respect to any Plan for which Buyer or any of its Affiliates could have any liability. Except as set forth on Schedule 5.15, there are no material actions, audits or claims pending or, to Seller’s knowledge, threatened in writing against Seller with respect to Seller’s maintenance of the Plans, other than routine claims for benefits.
     (f) Seller and each member of Seller’s ERISA Controlled Group have complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ERISA Sections 601 through 608 and Section 5000 of the Code.
     (g) All of Seller’s Plans that are intended to satisfy Section 401(a) of the Code (“Retirement Plans”) from which assets may be involved in a “direct rollover” (as defined in Section 401(a)(31) of the Code) to an employee benefit plan maintained by Buyer have complied with the requirements of Section 401(a) of the Code.
     (h) All contributions, including salary deferrals, required to be made under the terms of any of the Plans as of the date of this Agreement have been timely made or, if not yet due, have been (and will be) properly reflected in the Historical Financial Information or the Additional Financial Statements, as applicable.

     5.16 Hospital Employees and Employee Relations.
     (a) Except as set forth on Schedule 5.16(a), (i) there is no pending or, to Seller’s knowledge, threatened in writing employee strike, work stoppage or labor dispute, (ii) to Seller’s knowledge, no union representation question exists with respect to any Hospital Employees, no demand has been made for recognition by a labor organization by or with respect to any Hospital Employees, no union organizing activities by or with respect to any Hospital Employees are taking place, and none of the Hospital Employees is represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by Seller or any Seller Affiliate, and (iv) there is no unfair labor practice claim against Seller or any Seller Affiliate before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to Seller’s knowledge, threatened in writing against or involving the Hospital and none has occurred.
     (b) Schedule 5.16(b) sets forth a list of all of the employees of Seller and each other Seller Affiliate who works primarily or exclusively for the benefit of the business conducted at the Hospital (the “Hospital Employees”) as of the date of such Schedule and the following information for each Hospital Employee: current salary or wage rate, accrued paid time off, periods of service, date of hire, department and job title or other summary of the responsibilities as well as an indication as to whether such Hospital Employee is part-time, full-time or on a leave of absence and the type of leave; provided, that salary and wage rate information may be excluded from Schedule 5.16(b) so long as Seller delivers a true and correct schedule of such salary and wage rate information to Buyer concurrently with the delivery of Schedule 5.16(b) to Buyer. Seller is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours with respect to the Hospital Employees. The Hospital has properly classified individuals providing services as independent contractors or Hospital Employees, as the case may be. Each of the Hospital Employees has properly completed an I-9 form reflecting the Hospital Employee’s citizenship or authorization to work in the United States, and to Seller’s knowledge, the statements contained in and the supporting documents presented for each of those forms is valid and accurate in all material respects.
     5.17 Litigation or Proceedings.
     (a) Schedule 5.17 contains an accurate list and summary description of all litigation and proceedings which are currently pending with respect to the Hospital, the Purchased Assets or the business conducted thereon to which Seller is a party. Except to the extent set forth on Schedule 5.17, there are no material claims, actions, suits, audits, compliance reports or information requests, proceedings or investigations pending, or to the knowledge of Seller, threatened in writing against or affecting Seller or the Purchased Assets or the business conducted thereon.

     (b) Other than as set forth on Schedule 5.17, Seller is not subject to any outstanding judgment, order or decree with respect to the Purchased Assets.
     (c) There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened in writing against or affecting Seller that has or would reasonably be expected to have a material adverse effect on Seller’s ability to perform this Agreement or any aspect of the transactions contemplated hereby.
     5.18 Tax Matters. Except as set forth on Schedule 5.18:
     (a) All federal, state, county and local income, franchise, margin, payroll, withholding, property, sales, use and all other taxes, penalties, interest and any other statutory additions (“Taxes”) due from Seller with respect to the Purchased Assets have been timely paid. Seller has timely filed all material Tax returns required to be filed by it with respect to the Purchased Assets.
     (b) No deficiencies for any of such material Taxes have been asserted or, to the knowledge of Seller, threatened in writing, and no audit on any such returns is currently under way or, to the knowledge of Seller, threatened in writing. There are no outstanding agreements by Seller for the extension of time for the assessment of any such Taxes. Seller has not taken and will not take any action in respect of any federal, state or local Taxes (including, without limitation, any withholdings required to be made in respect of employees) which may have a material adverse impact upon the Hospital or the Purchased Assets as of or subsequent to Closing.
     (c) There are no Tax liens on any of the Purchased Assets other than liens for Taxes not yet due.
     (d) Seller is a partnership for federal and state income tax purposes but is not and has not been a party to any other joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal and state income Tax purposes. Seller has no liability for unpaid Taxes of any Person as a former member of an affiliated group or as a transferee or successor, and is not a party to any tax allocation or sharing agreement.
     5.19 Environmental Matters. Except as set forth on Schedule 5.19 or in any environmental report listed therein:
     (a) Seller is in material compliance with, and the Real Property and all improvements on the Real Property are in material compliance with, all Environmental Laws.
     (b) There are no pending or, to the knowledge of Seller, threatened in writing actions, suits, orders, claims, legal proceedings or other proceedings based on any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other Person and Seller has no knowledge of any facts which would reasonably be expected to form the basis for any such actions or notices arising out of or attributable to any Environmental Condition.
     (c) Seller has been duly issued, and currently has and will maintain through the Closing Date, all material Approvals and Permits required under any Environmental Law with respect to the Hospital. A true and complete list of such Permits, all of which are valid and in full force and effect, is set forth in Schedule 5.19. Seller is in material compliance (with respect to the Hospital) with and the Real Property and all improvements on the Real Property are in material compliance with, all Approvals and Permits. Except in accordance with such Approvals and Permits, there has been no release of material regulated by such Approvals and Permits at, on, under, or from the Real Property in violation of Environmental Laws.
     (d) Seller has operated at the Real Property, and to the Seller’s knowledge, the Real Property contains no underground improvements, including treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, and Seller has not used any portion of the Real Property as a dump or landfill.
     (e) Seller will promptly furnish to Buyer written notice of any material Environmental Condition or of any actions or notices described in this Section 5.19.
     (f) Except to the extent permitted under Environmental Laws, neither PCBs, lead paint, nor asbestos-containing materials are present on or in the Real Property.
     (g) No Encumbrance in favor of any Person relating to or in connection with any claim under any Environmental Law has been filed or has attached to the Real Property, other than Permitted Encumbrances.
     The representations set forth in this Section are the sole representations of the Seller with respect to environmental matters, Environmental Conditions, Hazardous Materials and compliance with Environmental Law.
     5.20 Absence of Changes. Except as set forth in Schedule 5.20, since the Baseline Balance Sheet Date, there has not been any transaction or occurrence in which Seller or any Seller Affiliate, in connection with the Hospital and Purchased Assets, has:
     (a) suffered any material damage, destruction or loss with respect to or affecting any of the Purchased Assets;
     (b) sold, transferred or otherwise disposed of any of the Purchased Assets which is material to the operation of the Hospital, except in the ordinary course of business;

     (c) granted or incurred any obligation for any increase in the compensation of any employee who is employed at the Hospital (including any increase pursuant to any Plans or other commitment), except in the ordinary course of business, or entered into any employment, severance or similar agreement with any member, manager, employee or agent;
     (d) changed its methods of accounting in effect on the Baseline Balance Sheet Date, except as required by changes in GAAP or regulatory accounting principles (which shall be set forth in Schedule 5.20);
     (e) experienced any material change in the composition of the medical staff of the Hospital, other than normal turnover occurring in the ordinary course of business;
     (f) materially changed the rates charged by the Hospital for its services, other than those made in the ordinary course of business;
     (g) experienced any Material Adverse Effect or any fact or condition likely to have or which could be expected to have a Material Adverse Effect; or
     (h) agreed, so as to legally bind Buyer or affect the Purchased Assets, whether in writing or otherwise, to take any of the actions set forth in this Section 5.20 and not otherwise permitted by this Agreement.
     5.21 Medical Staff Matters. Seller has delivered to Buyer correct and complete copies of the bylaws and rules and regulations of the medical staff of the Hospital, as well as a list of all current members of the medical staff. Seller has disclosed to Buyer in all material respects (i) all adverse actions with respect to any medical staff members of the Hospital or any applicant thereto for which a medical staff member or applicant has requested a judicial review hearing which has not been scheduled or has been scheduled but has not been completed, (ii) any pending or, to the knowledge of Seller, threatened in writing disputes with applicants, staff members, or health professional affiliates, and (iii) any unexpired appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken. Any disclosures have been and will be made in such a manner as to protect the confidentiality of the Persons involved in the matters described thereon.
     5.22 Sufficiency of Purchased Assets. Except for the Excluded Assets and for the services to be provided by Seller and its Affiliates pursuant to the Transition Services Agreement, the Purchased Assets constitute, in the aggregate, all the assets and property used by Seller in connection with the operation of the Hospital as currently conducted in all material respects.
     5.23 Experimental Procedures. During the past three (3) years, Seller has not performed nor permitted the performance of any experimental or research procedures or studies involving patients in the Hospital except, in all material respects, to the extent authorized by and conducted in accordance with the procedures of an Institutional Review Board responsible for oversight of research at the Hospital.

     5.24 Supplies. Except to the extent of reserves reflected in Net Working Capital, all of the Inventory is substantially of a quality and quantity usable and salable in the ordinary course of business of the Hospital to the extent reflected in the Interim NWC Calculation. Inventory is carried at the lower of cost or market, on an average cost basis and is properly stated in the Historical Financial Information. The Inventory levels are based on past practices of Seller at the Hospital in all material respects.
     5.25 Third Party Payor Cost Reports. Seller has duly filed all required cost reports for all the fiscal years through and including the fiscal year ended September 30, 2009. Seller intends to file the Hospital’s cost report for the fiscal year ended on September 30, 2010 within the time period required by Law. Except as disclosed on Schedule 5.25, all of such cost reports accurately reflect in all material respects the information required to be included thereon and such cost reports do not claim and neither the Hospital nor Seller has received reimbursement in any amount in excess of the amounts provided by law or any applicable agreement. Schedule 5.25 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports.
     5.26 Compliance Program.
     (a) Seller has made available to Buyer a copy of its current compliance program materials, including without limitation, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.
     (b) Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this Section 5.26 or to the extent set forth on Schedule 5.26, Seller: (i) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services; (ii) has no reporting obligations pursuant to any Settlement Agreement entered into with any governmental entity; and (iii) to its knowledge, has not been a defendant in any qui tam/False Claims Act litigation.
     (c) Except as set forth on Schedule 5.26, since January 1, 2007 Seller (i) to the best of Seller’s knowledge, has not been the subject of any government payer program investigation conducted by any federal or state enforcement agency; (ii) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any federal or state enforcement agency which may be reasonably anticipated to give rise to a government investigation; and (iii) has not received any complaints from employees, independent contractors, vendors, physicians, or any other person that, after investigation or review conducted by

Seller, would indicate that Seller has in any material respects violated any law or regulation.
     5.27 Statements True and Correct. This Agreement and the Schedules prepared by Seller do not include, as of the date hereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Seller and the Purchased Assets not misleading.
     5.28 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (INCLUDING THE SCHEDULES), SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE 6
COVENANTS OF BUYER
     6.1 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Buyer shall give prompt written notice to Seller of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect and (ii) any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
     6.2 HSR Act Filings.
     (a) Within five (5) business days following the date hereof, Buyer shall make such premerger filings with the FTC and the Justice Department as may be required under the HSR Act, concerning the transactions contemplated by this Agreement. From the date of such filing until the Closing Date, Buyer shall file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act or otherwise and will comply promptly with any requests by the FTC or the Justice Department for additional information concerning the transactions described herein, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Buyer agrees to take all commercially reasonable actions necessary to insure that the waiting period imposed under the HSR Act terminates or expires prior to thirty (30) days after the date of making such premerger filings. Without limiting the foregoing, Buyer agrees to use commercially reasonable efforts to cooperate with Seller and oppose any preliminary injunction sought by any Governmental Entity preventing the consummation of the transactions contemplated by this Agreement.

     (b) Buyer shall cause its counsel to furnish to Seller such necessary information and reasonable assistance as Seller may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act. Buyer will cause its counsel to deliver to Seller’s counsel copies of all correspondence, filings or written communications by Buyer or its Affiliates with any Governmental Entity or staff members thereof, with respect to the transactions contemplated by this Agreement, except for (i) information that is not pertinent to such filing or submission or that is not customarily exchanged between parties making such a filing or their counsel, including documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding such documents or (ii) information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal the negotiating objectives or strategies or purchase price expectations of Buyer.
     (c) Buyer shall pay all application fees required in connection with any filings required under the HSR Act.
     6.3 Approvals. Between the date of this Agreement and the Closing Date, Buyer will (i) take all reasonable steps to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required of either party to consummate the transactions contemplated by this Agreement and Seller will reasonably cooperate with Buyer in those efforts and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested. Seller understands and acknowledges that it is the intent of Buyer to cause the operations, hospital licensure and Medicare certification of Lovelace Medical Center, a general acute care hospital that is owned and operated by Buyer (“LMC”), to be expanded to encompass and include the Purchased Assets. To this end, Buyer and its Affiliates will also use commercially reasonable efforts to obtain all necessary Approvals of Governmental Entities to accomplish such expansion of the operations, hospital licensure and Medicare certification of LMC to encompass and include the Purchased Assets. Notwithstanding the foregoing or anything in Section 6.3 to the contrary, Buyer acknowledges that Seller shall not be required to make any CMS Form 855 filings as a result of the Transaction until ten (10) days after the Closing Date.
     6.4 Survey. Between the date of this Agreement and the Closing Date, Buyer will obtain a current as-built survey of the Owned Real Property (the “Survey”). The Survey shall meet the requirements of ALTA/ASCM survey and otherwise be in form and detail reasonably satisfactory to Buyer. The Survey shall be certified to Buyer, Seller and the Title Company. The cost of the Survey shall be paid by Buyer.
     6.5 Environmental Survey. Between the date of this Agreement and the Closing Date, Buyer shall retain a nationally recognized environmental consultant reasonably acceptable to Seller to perform Phase I environmental assessments of the Owned Real Property in accordance with the U.S. Environmental Protection Agency Standards and Practices for All Appropriate Inquiries as required under Section 101(35)(B) of the Comprehensive Environmental Response, Compensation, and Liability Act and referenced in 40 CFR Part 312, and the ASTM E 1527-05 “Standard Practice for Environmental Site Assessments” (the “Phase I

Assessment”). Buyer shall provide to Seller a copy of the final report issued by Buyer’s environmental consultant in connection with the Phase I Assessment. The cost of the Phase I Assessment shall be paid by Buyer.
ARTICLE 7
COVENANTS OF SELLER
     7.1 Information.
     (a) Between the date of this Agreement and the Closing Date, to the extent permitted by Law, Seller shall afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the plants, properties, books and records of Seller relating to the Purchased Assets, and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of Seller relating to the Purchased Assets as Buyer may from time to time reasonably request; provided, however, that Buyer may not conduct invasive environmental, health or safety investigations upon the Real Property or at the Hospital or of the Purchased Assets, including any sampling or testing of soils, surface water, groundwater, ambient air, or improvements at, on or under Real Property, or sampling or testing of the Hospital or the Purchased Assets, without Seller’s prior written consent. The right of access and inspection of Buyer shall be made in such a manner as not to interfere unreasonably with the operation of the Hospital or the Purchased Assets. In this regard, Buyer agrees that such inspection shall not take place, and no employees or other personnel at the Hospital shall be contacted by the representatives of Buyer, without first coordinating such contact or inspection with a representative of Navigant Capital Advisors, LLC.
     (b) Notwithstanding the foregoing, Buyer understands that (i) Seller will reasonably establish procedures in order to protect documents and information deemed by Seller in good faith to be market sensitive or competitive in nature, including without limitation pricing information related to managed care contracts, (ii) litigation and other materials (including internal/external legal audit letters, PRO information, National Practitioner Data Bank reports, quality review information and other physician specific confidential information and information subject to confidentiality requirements of Law) that are deemed privileged or confidential by Seller will not be made available to Buyer, and (iii) Seller shall not be obligated to generate or produce information in any prescribed format not customarily produced by Seller.
     7.2 Operations. From the date hereof until the Closing Date, except as set forth in Schedule 7.2, Seller shall with respect to the Purchased Assets (unless prior written consent of Buyer is received which will not be unreasonably withheld) use its commercially reasonable efforts to:
     (a) carry on its business related to the Purchased Assets in substantially the same manner as presently conducted and not make any material change in personnel,

operations, finance, accounting policies, or real or personal property pertaining to the Hospital;
     (b) maintain the Hospital and all parts thereof in accordance with Seller’s past practices in all material respects;
     (c) perform all of its material obligations under agreements relating to or affecting the Hospital or the Purchased Assets;
     (d) keep in full force and effect present insurance policies or other comparable insurance on the Purchased Assets;
     (e) use commercially reasonable efforts to maintain and preserve its business organizations intact, retain its present employees at the Hospital and maintain its relationships with physicians, suppliers, customers, and others having business relations with the Hospital;
     (f) permit and allow reasonable access by Buyer to make offers of post-Closing employment to Seller’s personnel and to establish relationships with physicians, medical staff and others having business relations with Seller; provided that Buyer shall have complied with the terms of Section 7.1 in connection with such access; and
     (g) maintain all material Approvals and Permits relating to the Hospital, Purchased Assets and Assumed Liabilities in good standing.
     7.3 Negative Covenants. From the date hereof until the Closing Date, except as set forth in Schedule 7.3, Seller shall not, without the prior written consent of Buyer (which will not be unreasonably withheld):
     (a) materially amend or terminate any of the Contracts which are material to the operation of the Hospital, enter into any material contract or commitment, or incur or agree to incur any material liability, except as provided herein or, in all material respects, in the ordinary course of business; provided that Buyer’s consent shall not be required to the extent that such contract or commitment is material to the continued operation of the Hospital in the manner in which the Hospital was operated as of the date of this Agreement;
     (b) enter into any contract or commitment with physicians or other referral sources; provided that Buyer’s consent shall not be required to the extent that such contract or commitment is material to the continued operation of the Hospital in the manner in which the Hospital was operated as of the date of this Agreement and such contract terminates or is terminated without penalty upon no more than ninety (90) days written notice;
     (c) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any Hospital

Employee, except in the ordinary course of business in accordance with existing personnel policies;
     (d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any material property, plant, or equipment except in the ordinary course of business with, in the case of a transfer or disposition, comparable replacement thereof if such replacement is required in order to operate the Hospital in the manner it was operated as of the date of this Agreement;
     (e) purchase capital assets or incur costs in respect of construction-in-progress in excess of Fifty Thousand Dollars ($50,000) in the aggregate;
     (f) take any material action outside the ordinary course of business of the Hospital or its related ancillary services; or
     (g) enter into any agreement which could be reasonably expected to have a Material Adverse Effect.
     7.4 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Seller contained in this Agreement to be untrue in any material respect and (ii) any failure of Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
     7.5 HSR Act Filings.
     (a) Within five (5) business days following the date hereof, Seller shall make such premerger filings with the FTC and the Justice Department as may be required under the HSR Act, concerning the transactions contemplated by this Agreement. From the date of such filing until the Closing Date, Seller shall file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act or otherwise and will comply promptly with any requests by the FTC or the Justice Department for additional information concerning the transactions described herein, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Seller agrees to take all commercially reasonable actions necessary to insure that the waiting period imposed under the HSR Act terminates or expires prior to thirty (30) days after the date of making such premerger filings. Without limiting the foregoing, Seller agrees to use commercially reasonable efforts to cooperate with Buyer and oppose any preliminary injunction sought by any Governmental Entity preventing the consummation of the transactions contemplated by this Agreement.
     (b) Seller shall cause its counsel to furnish Buyer such necessary information and reasonable assistance as Buyer may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act. Seller will cause its counsel to deliver to counsel for Buyer copies of all correspondence, filings or written communications by Seller or its Affiliates with any Governmental Entity or staff members thereof, with respect to the transactions contemplated by this Agreement, except for (i) information that is not pertinent to such filing or submission or that is not customarily exchanged between parties making such a filing or their counsel, including documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding such documents or (ii) information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal Seller’s negotiating objectives or strategies or purchase price expectations.
     7.6 Additional Financial Information. Within fifteen (15) days following the end of each calendar month prior to the Closing Date, Seller will deliver to Buyer copies of the unaudited balance sheet and the related unaudited statement of operations relating to the Hospital for each month then ended (all such financial statements are referred to herein as the “Additional Financial Statements”).
     7.7 No-Shop Clause. From and after the date of the execution and delivery of this Agreement by Seller until the earlier of Closing or the termination of this Agreement, Seller shall not (and will not permit any Affiliate or any other Person acting for or on behalf of Seller or any of its Affiliates), without the prior written consent of Buyer (i) offer for lease or sale its assets (or any material portion thereof) or any ownership interest in any entity owning any of the Purchased Assets; (ii) solicit offers to lease or buy all or any material portion of its assets or any ownership interest in any entity owning any of the Purchased Assets; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of Seller; (iv) enter into any agreement with any party (other than Buyer) with respect to the lease, sale or other disposition of its assets (or any material portion thereof) or any ownership interest Seller or with respect to any merger, consolidation or similar transaction involving Seller; or (v) furnish or cause to be furnished any information with respect to Seller or its assets to any Person that Seller or such Affiliate or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization, provided the foregoing shall not prevent MedCath Corporation or Persons acting for or on its behalf from including any information it deems required by Law in any of its filings with the Securities and Exchange Commission. Nothing in this Section 7.7, however, shall apply to or otherwise restrict any actions, negotiations or agreements in respect of any transaction involving a sale of equity, merger, combination, a sale of all or substantially all of its assets or similar transaction involving MedCath Corporation or its Affiliates and any other Person, so long as such transaction does not affect the obligations and duties of Seller or rights of Buyer under this Agreement; provided however, the obligations of MedCath Corporation and Seller set forth in this Section 7.7 are subject in all respects to the exercise of the fiduciary duties, or other comparable duties, of the board of directors of MedCath Corporation to its shareholders and to the terms of Sections 8.5 and 11.16 of this Agreement.

     7.8 Title Policy. Seller shall cooperate with Buyer in its efforts to cause the Title Company to issue and deliver to Buyer the Title Commitment to issue an ALTA owner’s policy of title insurance, Form B, with extended coverage, for the Owned Real Property, together with improvements, buildings and fixtures thereon, in amounts equal to the reasonable value assigned to such Owned Real Property by the parties and in the customary form prescribed for use in the State of New Mexico, but with any mandatory arbitration provision deleted therefrom (unless such deletion would not be customary under local practice). The Title Commitment will provide for the issuance of a title insurance policy (or policies) to Buyer, as of Closing, which policy (or policies) shall insure good and marketable fee simple absolute title to Owned Real Property subject only to Permitted Encumbrances, and shall contain such endorsements thereto as Buyer may reasonably require in connection with its review of the Title Commitment and the Survey. Seller agrees to deliver any information as may be reasonably required by the Title Company under the requirements section of the Title Commitment or otherwise in connection with the issuance of a title insurance policy to Buyer. Seller also agrees to provide an affidavit of title and/or such other information as the Title Company may reasonably require in order for the Title Company to delete the so-called “gap” exception (i.e., the period of time between the effective date of the Title Company’s last bringdown of title to such Owned Real Property and the Closing Date), the parties in possession exception and the mechanics’ and materialmen’s liens exception, and Buyer and Seller shall cooperate in good faith and use commercially reasonable efforts to cause the Title Company to delete all other standard exceptions from the final title insurance policy. The premium cost related to the standard owner’s title insurance policy shall be paid by Seller and the costs associated with any extended owner’s title insurance policy (including all endorsements) shall be paid by Buyer.
     7.9 Provider Agreements. In accordance with the requirements of applicable Law, Seller shall notify the appropriate Governmental Entities of its intent to terminate as of the Closing Date Seller’s provider agreements related to the Government Programs and TRICARE. Seller shall take all other required steps to terminate its participation in the Government Programs and TRICARE effective as of the Closing Date, including, but not limited to, terminating provider numbers and national provider identifier (NPI) numbers related to the Hospital. Notwithstanding the foregoing or anything in Section 7.9 to the contrary, Buyer acknowledges that Seller shall not be required to make any CMS Form 855 filings as a result of the Transaction until ten (10) days after the Closing Date.
     7.10 Approvals. Between the date of this Agreement and the Closing Date, Seller will (i) cooperate with Buyer and take all reasonable steps to assist Buyer to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required to consummate the transactions contemplated by this Agreement and in connection with the Buyer’s expansion of the operations, hospital licensure and Medicare certification of LMC to encompass and include the Purchased Assets, and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested in connection with Buyer’s application for such Approvals and Permits. Notwithstanding the foregoing or anything in Section 7.10 to the contrary, Buyer acknowledges that Seller shall not be required to make any CMS Form 855 filings as a result of the Transaction until ten (10) days after the Closing Date.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:
     8.1 Compliance With Covenants. Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
     8.2 HSR Act Waiting Period. Seller shall have complied with all waiting periods under the HSR Act.
     8.3 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Hospital shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated.
     8.4 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and the representations and warranties of Buyer that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date).
     8.5 Approvals. MedCath Corporation shall have obtained any approvals of the shareholders of MedCath Corporation which it has determined, based upon the advice of counsel, are required under the Delaware General Corporation Law for MedCath Corporation to authorize Seller to consummate the transactions contemplated under this Agreement, as well as any other transactions the approval of which MedCath Corporation elects to seek simultaneously therewith. MedCath Corporation shall file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”), which proxy statement shall, inter alia, request and recommend approval by the shareholders of MedCath Corporation of the transactions described herein, and may, in MedCath Corporation’s sole discretion, request and recommend approval by the shareholders of MedCath Corporation of additional transactions. Such proxy shall contain any information which MedCath Corporation determines is necessary or appropriate for inclusion therein. MedCath Corporation shall respond as expeditiously as reasonably possible to any comments from the SEC. Upon clearance by the SEC, MedCath Corporation shall deliver the proxy statement to its shareholders and call a meeting of MedCath Corporation shareholders. The definitive proxy statement shall contain the recommendation of the MedCath Corporation board of directors that the shareholders of MedCath Corporation approve the transactions contemplated herein, which recommendation shall not be modified or withdrawn prior to the vote of the shareholders of MedCath Corporation. MedCath Corporation shall use its commercially reasonable efforts to cause the meeting date specified in the proxy statement to occur on or prior to July 31, 2011. In the event that such shareholder meeting date is scheduled for a date which is after the Outside Date, Seller shall not be entitled to exercise its rights under Section 11.2(a)(ii) hereof. All of the obligations of the board of directors of MedCath Corporation arising under this Section 8.5 shall be subject in all respects to the exercise of their fiduciary duties, or other comparable duties, to the shareholders of MedCath Corporation.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:
     9.1 Compliance with Covenants. Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
     9.2 Pre-Closing Confirmations. Buyer shall have
     (a) obtained reasonable assurances that following Closing, Buyer will receive all required Approvals and Permits (which Approvals and Permits shall be effective as of the Closing) from all Governmental Entities whose approval is required to consummate the transactions herein contemplated and to expand the operations, hospital licensure and Medicare certification of LMC to encompass and include the Purchased Assets so that the Purchased Assets are operated under the hospital licensure and Medicare certification of LMC as of the Closing; and
     (b) complied with all waiting periods under the HSR Act.
     9.3 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Hospital shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer to enjoy the use and enjoyment of the Purchased Assets.
     9.4 Representations and Warranties. All representations and warranties of Seller contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and all other representations and warranties of Seller that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date).
     9.5 Transition Services Agreement. Buyer and an Affiliate of Seller shall have entered into the Transition Services Agreement.

     9.6 Title Policy. At the Closing, Buyer shall have received a pro forma of the title policy (or marked Title Commitment containing no additional exceptions to title to the Owned Real Property) from the Title Company in the form described in Section 7.8.
     9.7 Absence of Certain Changes. Seller shall have conducted the business of the Hospital, in all material respects, only in the ordinary course of business and there shall have occurred no Material Adverse Effect.
     9.8 Releases. All Encumbrances currently encumbering the Purchased Assets other than Permitted Encumbrances shall have been duly released by the secured parties and other lien holders, and UCC-3 releases or termination statements and other lien discharging documents shall have been properly recorded, the third party shall have committed in writing to promptly release its lien upon receipt of a specified payoff amount at the Closing, or the recording thereof shall have been duly arranged pursuant to the relevant secured party’s written authorization allowing Buyer and/or Seller to file lien-discharging documents without the secured party’s signature.
     9.9 Environmental Report. Buyer shall have received, at its sole cost and expense, the Phase I Assessment, prepared by a firm selected by Buyer, and the scope, findings, and conclusions of such report shall have been reasonably satisfactory to Buyer.
     9.10 Seller’s Deliverables. Seller shall have made the deliveries required to be made by it under Section 3.3 hereof.
ARTICLE 10
TRANSITIONAL ARRANGEMENTS
     10.1 Transition Patients. To compensate Seller for services rendered and medicine, drugs and supplies provided on or before the Closing Date (the “Transition Patient Services”) with respect to patients admitted to the Hospital on or before the Closing Date (or who were in the Hospital’s emergency department or in observation beds on the Closing Date and immediately thereafter admitted to the Hospital) but who are not discharged until after the Closing Date (such patients being referred to herein as the “Transition Patients”), the parties shall take the following actions:
     (a) Medicare, Medicaid, TRICARE and Other DRG Transition Patients. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a schedule itemizing the Transition Patient Services provided by Seller to Transition Patients whose care is reimbursed by the Medicare, Medicaid, TRICARE or other third party payor program on a diagnostic related group basis, case rate or similar basis (each a “DRG Transition Patient”). Buyer shall pay to Seller an amount equal to (i) the DRG and outlier payments, the case rate payments or other similar payments received by Buyer on behalf of each DRG Transition Patient, or, with respect to any DRG Transition Patient covered by the Acute Care Episode Demonstration Project (the “ACE Demonstration Project”), the amount payable for the applicable DRG as set forth on Schedule 10.1(a), multiplied by a fraction, the numerator of which shall be the total charges for Transition Patient Services provided to such DRG Transition Patient by Seller, and the denominator of which shall be the sum of the total charges for all services provided to such DRG Transition Patient both before and after the Closing Date minus (ii) any deposits or co-payments made by such DRG Transition Patient to Seller; provided, however, that with respect to any DRG Transition Patient who is covered by the ACE Demonstration Project, the total amount of payments received by Buyer for purposes of allocating payments between the parties under this Section 10.1(a) shall not include the portion of such payments attributable to the professional component of services provided to such DRG Transition Patient.
     (b) Other Patients. As of the Closing Date, Seller shall prepare cut-off billings for Transition Patient Services provided by Seller for all patients not covered by Section 10.1(a). Seller shall be entitled to receive all amounts collected in respect of such cut-off billings. Buyer shall remit to Seller any amounts Buyer receives after the Closing with respect to the Transition Patient Services rendered to such Transition Patients, including any periodic interim payments or portions thereof applicable to the period on or prior to the Closing.
     (c) All payments required by this Section 10.1 shall be made within ten (10) business days following the conclusion of the preceding month in which any payments are received by Buyer, accompanied by copies of remittances and other supporting documentation as reasonably required by Seller. In the event that Buyer and Seller are unable to agree on any amount to be paid under this Section 10.1, then such amount shall be determined by the accounting firm through the binding process provided in Section 2.8 at the joint equal expense of Buyer and Seller.
     (d) Buyer shall use commercially reasonable efforts prior to and promptly following the Closing to: (i) obtain all Permits and Approvals necessary to bill and collect for the Transition Patient Services and (ii) to bill and collect for the Transition Patient services in accordance with the applicable requirements of third party payors.
     10.2 Seller’s Cost Reports. Seller will timely prepare all cost reports relating to Seller for periods ending on or prior to the Closing Date or required as a result of the consummation of the transactions set forth herein, including terminating cost reports for the Medicare, Medicaid and TRICARE programs (the “Cost Reports”). Buyer shall forward to Seller any and all correspondence relating to Cost Reports within five (5) business days after receipt by Buyer. Buyer shall remit any receipts of funds relating to Cost Reports promptly after receipt by Buyer and shall forward to Seller any demand for payments within three (3) business days after receipt by Buyer. Seller shall retain all rights to Agency Receivables and to Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports, including bad debt and cost-report settlements. Such rights shall include the right to appeal any Medicare determinations relating to Agency Receivables and Cost Reports. Buyer, upon reasonable notice, during normal business hours and at the sole cost and expense of Seller, will cooperate with Seller in regard to the preparation, filing, handling and appeal of any Cost

Reports. Such cooperation shall include the providing of statistics and obtaining files if in the possession of Buyer and the coordination with Seller pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings as well as providing to appropriate parties (including the Provider Reimbursement Review Board), as determined to be reasonably necessary by Seller, a letter acknowledging that Seller retained all rights to such appeals, and that Buyer agrees that Seller has the right to pursue such appeals, either on Seller’s behalf, or to the extent required by Law, as a representative of Buyer. Seller shall retain the originals of Cost Reports, correspondence, work papers and other documents relating to Cost Reports and the Agency Receivables. Seller will furnish copies of such documents (other than work papers) to Buyer prior to the Closing to the extent then existing if requested by Buyer.
     10.3 Employees; Benefits.
     (a) As of the Closing Date, Buyer shall offer employment to all Hospital Employees who are employed by Seller and not on leave of any sort as of the Closing, provided that those employees meet the pre-employment screening requirements of Buyer. Buyer shall offer employment to any Hospital Employee who is employed by Seller and on short-term leave as of the Closing under one of the programs listed on Schedule 5.15, which offer of employment shall be made effective as of the date such Hospital Employee is cleared for and returns to active work status, provided that those employees meet the pre-employment screening requirements of Buyer and, provided further, that Buyer shall have an obligation to offer employment to any Hospital Employee who is on short term leave, but if such leave is not a statutory leave, only if such individual returns to active work status within six (6) months of the Closing Date. The offer of employment to the Hospital Employees shall be at their existing job duties, titles and responsibilities and at their existing base wage and salary levels. Except for Accrued PTO and ESR Leave or as provided in Section 10.3(c), no obligations of Seller to or with respect to any of its employees, including, but not limited to, obligations for accrued vacation, sick and personal leave, severance pay, obligations under employment contracts, Plans, employee handbooks or policies, collective bargaining agreements, and applicable Law (including liability for payroll Taxes and other proper deductions and withholdings) are being assumed by Buyer, and except as may be specifically required by applicable Law, Buyer shall not be obligated to continue any employment relationship with any employee for any specific period of time.
     (b) The term “Hired Employee” as used in this Agreement means a Hospital Employee who accepts employment with Buyer or one of its Affiliates as of the Closing Date. All Hired Employees will be retained as employees-at-will (except to the extent that such Hired Employees are parties to Contracts providing for other employment terms as disclosed on Schedule 5.11, in which case such Hired Employees shall be retained in accordance with the terms of such Contracts). Buyer shall provide each Hired Employee with employee benefits, including but not limited to retirement, welfare and paid time off, consistent with similarly-situated employees at other healthcare facilities owned and/or operated by Buyer and its Affiliates. With respect to such employee benefits, Buyer shall honor the Hired Employees’ prior service credit under the Seller’s current welfare plans for purposes of eligibility and satisfying pre-existing condition limitations in the welfare benefit plans of Buyer. Buyer shall honor the Hired Employees’ prior length of service with Seller for purposes of eligibility and vesting in the retirement benefit plans and other service-based plans of Buyer such as paid time off, but shall not accrue benefits or make contributions to such plans with respect to any such prior service. For purposes of retirement benefit plans offered by Buyer, such vesting credit shall be extended at the rate of one (1) year of credit for each whole twelve-month period elapsed since each Hired Employee’s most recent date of hire with Seller as of Closing. Buyer shall carry over, and give credit for, the Accrued PTO and ESR Leave for the Hired Employees to the extent the value of such time is included in the determination of the Final NWC Calculation. Participation in Buyer’s employee programs and plans described in this Section 10.3 shall begin as soon as administratively feasible after the Closing Date for participating Hired Employees (and eligible dependents) and for all other Hired Employees who, given their service with Seller, have met the age and service requirements for participation under Buyer’s programs and plans. Buyer shall employ a sufficient number of Hired Employees at the Hospital for at least a 90-day period following the Closing Date so as not to constitute a “plant closing” or “mass layoff” (as those terms are used in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the “WARN Act”), with respect to the Hospital. Buyer shall be liable and responsible for any notification required under the WARN Act (or under any similar state or local Law) and shall indemnify Seller and its Affiliates from any claims arising out of a breach of this covenant.
     (c) Buyer shall provide continued health and medical coverage to the extent required under Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) to each current or former employee of the Hospital (and their spouses, dependents and beneficiaries) who is classified as an “M&A Qualified Beneficiary” (as defined in Treasury Regulation Section 54.4980B-9, Q&A 4), each of whom is listed on Schedule 10.3.
     (d) Seller shall retain the responsibility for payment of all medical, dental, vision, health and disability claims incurred by any Hired Employee prior to the date that such Hired Employee terminates employment with the Seller (his or her “Separation Date”), and Buyer does not assume any liability with respect to such claims. On or after the applicable Separation Date, all medical, dental, vision, health and disability claims incurred by Hired Employees in Buyer’s employ will be determined under Buyer’s benefit plans. Buyer agrees that it shall use its best efforts, to the extent commercially reasonable, upon presentation of an Explanation of Benefits (EOB) by the Hired Employees and their eligible dependents, to cause them to receive credit under Buyer’s health care plans for any amounts paid toward deductibles and out-of-pocket maximums by such Hired Employees and enrolled dependents for the portion of the current plan year preceding the Closing under a health care plan maintained by the Seller.
     (e) Notwithstanding any provision herein to the contrary, no term of this Agreement shall be deemed to (i) create any Contract with any Hired Employee, (ii) give any Hired Employee the right to be retained in the employment of Buyer or any of its Affiliates, or (iii) interfere with the right of Buyer to terminate employment of any Hired

Employee at any time. Nothing in this Agreement shall diminish the right of Buyer to change or terminate its policies regarding salaries, benefits and other employment matters at any time or from time to time. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and the Hired Employees are not intended to be and shall not be construed as beneficiaries hereof. Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, (i) Buyer and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Hired Employees, and (iii) Buyer will undertake to file (or cause to be filed) a Form W-2 for each such Hired Employee with respect to the portion of the year during which such Hired Employees are employed by Buyer that includes the Closing Date, excluding the portion of such year that such Hired Employee was employed by Seller.
     10.4 Misdirected Payments. Seller and Buyer covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any Governmental Entity or third-party payor that payments to the Seller or the Hospital resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller or the Hospital must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered on or prior to the Closing Date and Buyer shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Closing Date. In the event that, following Closing, Buyer suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Buyer relating to amounts owing under any such programs by Seller or any of its Affiliates, Seller shall immediately upon demand from Buyer pay to Buyer the amounts so billed or offset. These obligations shall be in addition to any other remedies available herein.
ARTICLE 11
ADDITIONAL AGREEMENTS
     11.1 Allocations. Buyer and Seller shall reasonably agree prior to the Closing Date upon an allocation methodology of the Purchased Assets among the various classes of assets in accordance with the provisions of Section 1060 of the Code and applicable Treasury Regulations, and attach such allocation hereto as Schedule 11.1. The parties agree that any Tax returns, or other Tax information they may file or cause to be filed with any Governmental Entity shall be prepared and filed consistent with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.
     11.2 Termination Prior to Closing.
     (a) This Agreement and the transactions contemplated by this Agreement may be terminated as follows:

     (i) by mutual consent in writing of Seller and Buyer;
     (ii) by Buyer or Seller at any time after July 31, 2011 (the “Outside Date”), if the Closing has not occurred by such date subject however to the right of Buyer or Seller to extend the Outside Date as set forth below; provided, that the right to terminate this Agreement under this Section 11.2(a)(ii) is not available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date, provided further, that if the Closing has not occurred due to or related to either (x) any formal or informal action, review, investigation or proceeding by any Governmental Entity of any Person or (y) because MedCath Corporation shall not have obtained any approvals of the shareholders of MedCath Corporation which it has determined in its reasonable discretion are required under the Delaware General Corporation Law for MedCath Corporation to authorize Seller to consummate the transactions contemplated under this Agreement, then in either of such events, Buyer or Seller may elect, by providing written notice to the other party hereto, to extend the Outside Date to September 30, 2011, provided that the right to so extend the Outside Date under this Section 11.2(a)(ii) is not available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by July 31, 2011;
     (iii) by Seller if Buyer breaches in any material respect any of the representations, warranties, covenants or other agreements of Buyer contained in this Agreement, which would give rise to the failure of a condition set forth in Section 8.1, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Seller to Buyer specifying such breach;
     (iv) by Buyer if Seller breaches in any material respect any of the representations, warranties, covenants or other agreements of Seller contained in this Agreement, which would give rise to the failure of a condition set forth in Section 9.1, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Buyer to Seller specifying such breach;
     (v) by Buyer or Seller, if any court or any other Governmental Entity issues an order restraining or prohibiting such party from consummating the sale and purchase of the Purchased Assets as provided herein and such order becomes final and non-appealable; or
     (vi) by Buyer if a Material Adverse Effect shall have occurred since the date of this Agreement.
     (b) In the event that this Agreement is terminated pursuant to Section 11.2(a), all further obligations of the parties under this Agreement shall terminate; provided that nothing in this Section 11.2 shall relieve Seller or Buyer of any liability for an intentional breach of any covenant in this Agreement prior to the date of termination, and the parties shall be entitled to seek and recover damages for such matters and to seek the remedy of specific performance as set forth in Section 12.3, provided however, the right to seek damages and/or rights to specific performance shall be subject to the limitations set forth in Articles 11 and 12 of this Agreement. Further, notwithstanding anything in this Section 11.2, or any other Section of this Agreement, to the contrary, in no event shall Seller have any liability to Buyer, and Buyer shall have no claim against Seller, for damages of any type or nature arising from any violation or breach of any representations or warranties made by Seller to Buyer in this Agreement.
     11.3 Buyer Preservation and Seller Access to Records After the Closing.
     (a) After the Closing, Buyer shall keep and preserve in their original form all medical and other records of the Hospital existing as of the Closing and transferred to Buyer hereunder for such period as required by applicable Law. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital it and its Affiliates will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer shall abide by any such rules and regulations relating to the confidential information that it acquires. Buyer shall maintain the patient records held at the Hospital or delivered to Buyer at Closing at the Hospital after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(V)(1)(i)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital after Closing. Upon reasonable notice, during normal business hours and upon the receipt by Buyer of appropriate consents and authorizations, Buyer shall afford to representatives of Seller, including its counsel and accountants, full and complete access to, and the right to make copies of, the records transferred to Buyer at the Closing (including access to patient records in respect of patients treated by Affiliates of Seller at the Hospital), including providing a reasonable location within the Hospital to conduct its review of such records; provided, however, that no consents or authorizations shall be necessary with respect to the Hospital’s financial records and Tax records necessary for Seller to prepare financial statements, cost reports and Tax returns. Buyer shall reasonably cooperate with Seller and its agents in connection with the preparation of financial statements, costs reports and Tax returns relating to the period prior to Closing. In addition, Seller shall be entitled to remove from the Hospital any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any patient records so removed from the Hospital shall be promptly returned to Buyer following its use by Seller.
     (b) Buyer shall reasonably cooperate with Seller and its insurance carriers in connection with the defense of claims made by third parties against Seller in respect of alleged events occurring while Seller operated the Hospital; provided, Seller shall reimburse Buyer its reasonable and documented out-of-pocket third-party expenses incurred in providing such cooperation. Such cooperation shall include, without limitation, making all of the Buyer’s employees reasonably available for interviews, depositions, hearings and trial; and making all of the Buyer’s employees reasonably available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses, all of which shall be done without payment of any fees to Buyer or its employees or the payment of any of Buyer’s internal expenses; provided, however, that Seller shall pay all reasonable and documented out-of-pocket third-party expenses incurred by such employees (including for travel). In addition, Seller shall be entitled to remove from the Hospital any records, but only for purposes of pending litigation involving the Person to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any records so removed from the Hospital shall be promptly returned to Buyer following their use by Seller.
     11.4 Reproduction of Documents. This Agreement and all documents relating hereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to Seller or Buyer, may, subject to the provisions of Section 12.8, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
     11.5 Tax Matters. Following the Closing, the parties shall cooperate fully with each other and shall provide to the other, as reasonably requested by and at the expense of the requesting party, all information, records or documents relating to Tax liabilities of the requesting party for all periods ending on or prior to the Closing and shall preserve all such information, records and documents (to the extent a part of the assets exchanged and delivered at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof; provided, that neither party shall be required to provide any of its income Tax returns (or supporting materials including working papers and Tax provisions) or those of any Affiliate. Each party shall retain all Tax returns and supporting materials received pursuant to Section 2.1 at least until the expiration of any applicable statute of limitations or extensions with respect thereto and shall not destroy such items without first offering such items back to the other party prior to destruction. Buyer and Seller agree to elect the standard procedure under Revenue Procedure 2004-53 for information returns to employees and under Revenue Procedure 99-50 for information reporting to non-employees.
     11.6 Consented Assignment and Permits. Buyer shall be responsible for obtaining any and all consents to assign any Assumed Contract and any and all Permits and Approvals necessary or desirable in connection with the transactions contemplated hereby. However, if any such consent to assignment of an Assumed Contract is not obtained as of the Closing, such Assumed Contract will still be assigned to and assumed by Buyer under this Agreement effective as of the Effective Time. Further, at the request of Buyer, Seller will cooperate in any reasonable arrangement with Buyer designed to provide for Buyer the benefits and obligations under any such Assumed Contract, including enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.
     11.7 Use of Controlled Substance Permits. To the extent permitted by applicable law, Buyer shall have the right, for a period not to exceed one hundred twenty (120) days following the Closing Date, to operate under the licenses and registrations of Seller relating to controlled substances and the operations of pharmacies and laboratories, until Buyer is able to obtain such licenses and registrations for itself. In furtherance thereof, Seller shall execute and deliver to Buyer at or prior to the Closing a limited power of attorney substantially in the form of Exhibit A hereto.
     11.8 Risk of Loss; Preclosing Casualty.
     (a) The risk of loss or damage to any of the Purchased Assets, the Hospital and all other property, transfer of which is contemplated by this Agreement, shall remain with Seller until the Closing and Seller shall maintain its insurance policies covering the Purchased Assets, the Hospital and all other property through the Closing.
     (b) If, prior to the Closing, all or any part of the Hospital is partially destroyed or damaged by fire or the elements or by any other cause where such damage or destruction is in the aggregate (the “Aggregate Damage”) less than ten percent (10%) of the Interim Cash Purchase Price and such damage or destruction would not reasonably be expected to materially interfere with or disrupt operations at the Hospital in a manner which, individually or in the aggregate, constitutes a Material Adverse Effect, the parties’ duties and obligations under this Agreement shall not be affected and the Closing shall proceed as scheduled; provided, however, Seller shall assign, transfer and set over to Buyer or its designated Affiliate all of Seller’s right, title and interest in and to any insurance proceeds on account of such damage or destruction, including without limitation the proceeds of Seller’s business interruption insurance policy, and the amount of the Interim Purchase Price shall be reduced by the amount of any deductibles under such insurance policies. If, prior to the Closing, all or any part of the Hospital is destroyed or damaged by fire or the elements or by any other cause where the Aggregate Damage exceeds ten percent (10%) of the Interim Cash Purchase Price or where such damage or destruction could reasonably be expected to materially interfere with or disrupt operations at the Hospital in a manner which, individually or in the aggregate, constitutes a Material Adverse Effect, Buyer may elect to (i) purchase the Hospital, and the Closing shall proceed as scheduled (provided, however, at the Closing, Seller shall assign, transfer and set over to Buyer all of Seller’s right, title and interest in and to any insurance proceeds on account of such damage or destruction, including without limitation the proceeds of Seller’s business interruption insurance policy, and the amount of the Interim Purchase Price shall be reduced by the amount of any deductibles under such insurance policies) or (ii) terminate the Agreement by the delivery of a written notice to Seller on or before the scheduled date of Closing (the “Casualty Termination Notice”). If Buyer and Seller are unable to agree upon the amount of the Aggregate Damage, the amount of the Aggregate Damage shall be determined by a consulting firm mutually selected by Seller and Buyer (the “Independent Consultant”) pursuant to Section 11.8(c).

     (c) If pursuant to Section 11.8(b), the amount of the Aggregate Damage (and any applicable Interim Cash Purchase Price adjustment) is to be determined by the Independent Consultant, within fifteen (15) calendar days after the occurrence of the damage to the Hospital (the “Submittal Date”), each party shall submit to the other party and to the Independent Consultant its proposed Aggregate Damage (and any applicable Interim Cash Purchase Price adjustment) as a result of the event(s) contemplated by Section 11.8(b), along with a detailed description of the basis for such amount and any applicable adjustment. Within ten (10) calendar days after the Submittal Date (the “Decision Date”), the Independent Consultant, acting as an expert and not as an arbitrator, shall determine the definitive amount of the Aggregate Damage, taking into account any submissions by Seller or Buyer by the Submittal Date. The decision of the Independent Consultant as the amount of Aggregate Damage shall be conclusive and binding as between Buyer and Seller, and the costs of such review shall be borne equally by Seller and Buyer.
     11.9 Change of Name. On or before the Closing Date, Seller shall (a) amend its charter and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name to avoid confusion, and (b) take all actions requested by Buyer to enable Buyer to use any names acquired by Buyer at the Closing. From and after the Closing Date, Seller shall make no further use of (i) the name “Heart Hospital of New Mexico, LLC” or any derivative thereof, or (ii) any other name that is sufficiently similar to “New Mexico Heart Hospital, LLC” so as to potentially cause confusion.
     11.10 Transition Services Agreement. As of Closing, Affiliates of Seller and of Buyer will execute and deliver the Transition Services Agreement (“Transition Services Agreement”), pursuant to which an Affiliate of Seller, or a qualified third-party designated by an Affiliate of Seller, will provide certain specified transition services to and for the benefit of Buyer and its Affiliates in substantially the form attached hereto as Exhibit B.
     11.11 CVSTAT Program. As of Closing, pursuant to a separate License Agreement (the “CVSTAT License Agreement”), and for and in consideration of the consummation of the transactions described herein, MedCath Corporation shall grant Buyer a non-exclusive license to use the trademark “CVSTAT” and to operate the CVSTAT program at the Hospital in the same manner as same is operated at the Hospital as of the date of this Agreement. The CVSTAT License Agreement shall not require the payment of any license fees, royalties or other fees, and shall be upon such other terms and conditions as MedCath Corporation and Buyer may mutually agree.
     11.12 Quality Reporting. Seller shall submit all quality data required under the HQI Program to CMS or its agent, and all quality data required under ORYX to The Joint Commission, for any calendar quarter with reporting deadlines between the date of this Agreement and the Closing Date. If a calendar quarter ends prior to the Closing Date, but the reporting deadline for such quarter ends after the Closing Date, Seller shall prepare and submit the quality data for the Hospital required under the HQI Program and ORYX in accordance with applicable filing deadlines and in the form and manner required by CMS and The Joint Commission, respectively, or, at the sole option to Buyer, Seller shall transmit such quality data to Buyer in a form mutually agreeable to Buyer and Seller or allow Buyer access to such data, to enable Buyer to submit quality data for the Hospital required under the HQI Program and ORYX for such quarter. If the Closing Date falls between the first and last day of a calendar quarter, Seller shall cooperate with Buyer to ensure that all quality data required to be submitted for the Hospital under the HQI Program and ORYX for the portion of the quarter during which Seller owned the Hospital can be aggregated with the quality data for the portion of the quarter during which Buyer owned the Hospital, to enable Buyer and/or Seller to submit quality data for the Hospital required under the HQI Program and ORYX in accordance with applicable filing deadlines and in the form and manner required by CMS and The Joint Commission, respectively.
     11.13 Supplemental Insurance. Seller, at its sole cost and expense, will obtain a supplemental insurance policy providing for extended reporting periods for claims made on or after the Effective Time in respect of events occurring prior to the Effective Time to insure against professional liabilities of Seller relating to all periods prior to the Effective Time and to have the effect of converting its current professional liability insurance into occurrence coverage. Such “tail end” insurance shall have the term and limits of coverage as reflected in Schedule 11.13. Buyer shall be named as an additional insured under the supplemental insurance policy. Seller shall deliver to Buyer evidence of such supplemental reporting endorsement at Closing.
     11.14 Seller’s Covenant Not to Compete.
     (a) In consideration for the benefits the Seller (including Manager, MedCath Corporation and their Affiliates) will receive in connection with the transactions contemplated herein, which benefits are hereby acknowledged, and as further consideration for, and as a condition to, the transactions contemplated hereby, and so that Buyer and its Affiliates shall receive and be able to maintain the benefit of the goodwill, trade secrets and confidential information which Seller enjoys and has enjoyed in connection with its operation of the Hospital, and recognizing that the covenants contained herein are not severable from the goodwill and are granted to Buyer to protect the same, and to otherwise protect the legitimate business interests of Buyer, Seller covenants and agrees that at all times from the Closing Date until the fifth (5th) anniversary of the Closing Date, Seller (including Manager, MedCath Corporation and their Affiliates) shall not, directly or indirectly, except as a consultant or contractor to or of Buyer (or any Affiliate of Buyer), own, lease, manage, operate or control any acute care hospital, specialty hospital, or ambulatory or other type of surgery center (any of such uses being referred to herein as a “Competing Business”), within a 25-mile radius of the Hospital (the “Restricted Area”), without Buyer’s prior written consent (which Buyer may withhold in its sole and absolute discretion). In the event of a breach of this Section 11.14, Seller recognizes that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys’ fees) of successfully securing such injunction to be borne by Seller. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it under this Agreement for such breach or threatened breach. All parties hereto hereby acknowledge the necessity of protection against the competition of Seller (including Manager, MedCath Corporation and their Affiliates) and that the nature and scope of such protection has been carefully considered by the parties. Seller further acknowledges and agrees that the covenants and provisions of this Section 11.14 form part of the consideration under this Agreement and are among the inducements for Buyer entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 11.14. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.
     (b) Notwithstanding anything in this Section 11.14 to the contrary, a Person that enters into a Change in Control Transaction with MedCath Corporation or its Affiliates shall not be considered an assignee or successor of Seller or its Affiliates for purposes of this Section 11.14 or otherwise be bound by this Section 11.14.
     (c) Further, in no event shall any Person (other than an Affiliate of MedCath Corporation) that purchases one or more hospital facilities from MedCath Corporation or one of its Affiliates (by the acquisition of either the assets thereof or the equity securities of such Affiliate) in a transaction that is not a Change in Control Transaction, either be considered an assignee or successor of Seller or its Affiliates for purposes of this Section 11.14 or otherwise be bound by this Section 11.14.
11.15 Information from Virtual Data Room. For a period of at least ninety (90) days from and after Closing, Seller shall make available to Buyer, in a format reasonably determined by Seller, the materials and information contained at the time of Closing in the virtual data room that houses due diligence materials and information provided by Seller to Buyer in connection with the transactions described herein.
     11.16 MedCath Corporation Shareholder Approval; Termination Fee.
     (a) In the event that MedCath Corporation shareholder approval is determined by MedCath Corporation to be required with respect to the sale of the Purchased Assets to Buyer and the shareholders of MedCath Corporation fail to give such approval by the Outside Date, then as long as there has been no material default by Buyer with respect to its liabilities and obligations arising under this Agreement, MedCath Corporation shall reimburse Buyer for all of its out-of-pocket costs and expenses (including, without limitation, costs and expenses of accountants, attorneys, engineers, valuation experts and other consultants) incurred or paid by Buyer in connection with Buyer’s due diligence, Buyer’s negotiation of this Agreement and, generally, in connection with the transactions described herein, up to an aggregate maximum amount of $750,000 (the “Expense Reimbursement”). MedCath Corporation shall reimburse Buyer for such costs and expenses within ten (10) days after the receipt of an invoice for same from Buyer that schedules the costs and expenses incurred or paid by Buyer. This Section shall survive any termination of this Agreement.

     (b) In the event that (i) as a result of the exercise of the fiduciary duties, or other comparable duties, of the board of directors of MedCath Corporation to its shareholders, the Seller does not fulfill its obligations to consummate the transaction contemplated by this Agreement and as a result thereof Buyer terminates this Agreement, and (ii) there has been no material default by Buyer with respect to its liabilities and obligations arising under this Agreement, then either (x) if within twelve (12) months following the termination of this Agreement, Seller consummates the sale of either the Purchased Assets or a majority of the membership interest of the Seller to a third party (the “Third Party Sale”), then as the sole and exclusive remedy of the Buyer, within ten days of the consummation of the Third Party Sale, Seller shall pay to Buyer in cash a termination fee equal to Three Million Two Hundred Thirteen Thousand Dollars ($3,213,000), in which event Buyer shall not be entitled to any amount under subsection (a) above, or (y) if the conditions of subsection (x) are not satisfied, then as the sole and exclusive remedy of the Buyer, Buyer shall be entitled to the Expense Reimbursement. This Section shall survive any termination of this Agreement.
     11.17 Post Closing Access to Information. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Seller and Buyer agree that for a period of six (6) years after Closing each will make reasonably available to the other’s agents, independent auditors, counsel, and/or governmental agencies upon written request and at the out-of-pocket expense of the requesting party such documents and information as may be available relating to the Hospital for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims. The obligations of Seller in this Section 11.17 shall in all events be subject to and limited by the rights of Seller and its Affiliates set forth in Section 12.23, including but not limited to the rights to dissolve Seller and MedCath Corporation.
ARTICLE 12
GENERAL
     12.1 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.
     12.2 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial means, the prevailing party will be entitled to recover such legal expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

     12.3 Choice of Law; Waiver of Jury Trial; Limitation on Damages.
     (a) The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of New Mexico without giving effect to any choice or conflict of law provision or rule thereof.
     (b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.
     (c) Notwithstanding the right of each party to terminate this Agreement pursuant to Section 11.2(a), in the event of a breach by either party of its obligation to consummate this Agreement or a breach by either party of a covenant prior to or following the Closing, except as otherwise provided in this Agreement, the non-breaching party shall be entitled to specific performance to force the breaching party to consummate this Agreement, or to enforce the covenant.
     (d) NOTWITHSTANDING ANYTHING TO CONTRARY ELSEWHERE IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT (OR ANY OF ITS AFFILIATES) SHALL, IN ANY EVENT, BE LIABLE TO THE OTHER PARTY (OR ANY OF ITS AFFILIATES) FOR SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.
     12.4 Benefit; Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party; provided, however, that a party hereto may assign its interest (or a portion thereof) in this Agreement to an Affiliate, but, in such event, the assignor shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected.
     12.5 Effective Time; Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 11:59 p.m. (the “Effective Time”) on the Closing Date, unless otherwise agreed in writing by Buyer and Seller. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end.
     12.6 No Brokerage. Buyer and Seller represent to each other that no broker has in any way been contracted in connection with the transactions contemplated hereby other than Seller’s or a Seller Affiliate’s engagement of Navigant Capital Advisors, LLC, the fees and expenses of which shall be borne solely by Seller or a Seller Affiliate. Each of Buyer and Seller agrees to indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.
     12.7 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein, the parties agree as follows:
     (i) Except as provided otherwise elsewhere herein, Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and
     (ii) Except as provided otherwise elsewhere herein, Seller shall pay the fees, expenses and disbursements of Seller and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto.
     (iii) Seller shall pay the cost of the title policy and Buyer shall pay the costs associated with any extended owner’s title insurance policy (including all endorsements). Buyer shall pay all costs and expenses associated with obtaining the Survey and Phase I Assessment, required filings under the HSR Act and recording fees and associated Taxes attendant to recording any deeds conveying title to the Owned Real Property.
     12.8 Confidentiality. The Confidentiality Agreement, dated as of April 22, 2010 (the “Confidentiality Agreement”), between Ardent Medical Services, Inc. and MedCath Corporation shall remain in full force and effect. It is understood by the parties hereto that the information, documents and instruments delivered to Seller by Buyer or the agents of Buyer and the information, documents and instruments delivered to Buyer by Seller or Seller’s agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to Closing it will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by the other party hereto or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary Approvals of this Agreement and the transactions contemplated hereby) or by other requirements of Law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any confidential information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section 12.8 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore the non-breaching party shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 12.8, however, shall prohibit the use of such confidential information, documents or information for the purpose of securing financing to either party to effect the purchase and sale of assets hereunder or such governmental filings as in the mutual opinion of Seller’s counsel and counsel for Buyer are (i) required by Law or (ii) otherwise appropriate. Also, this Section 12.8 shall not prohibit the disclosure by either party of any information, instruments or documents that are required to be filed with Governmental Entities by or under applicable securities related Laws.
     12.9 Press Release. Except as required by Law, at all times at or before Closing, neither Buyer nor Seller will issue any report, statement or release to the public with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party hereto of the text of any such public report, statement or release. Buyer acknowledges that MedCath Corporation will file one or more Forms 8-K and proxy statements with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement and shall be entitled to disclose therein such information as MedCath Corporation determines to be necessary or appropriate.
     12.10 Waiver of Breach. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.
     12.11 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Buyer:	c/o Ardent Health Services
One Burton Hills Boulevard
Suite 250
Nashville, Tennessee 37215
Attention: President and Chief Executive Officer
Facsimile: (615) 296-6351

with copy to:	Ardent Health Services
One Burton Hills Boulevard
Suite 250
Nashville, Tennessee 37215
Attention: General Counsel
Facsimile: (615) 296-6384

If to Seller	c/o MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, NC 28277

Attention: Chief Financial Officer
Facsimile: (704) 708-5035

with a copy to:	Moore and Van Allen PLLC
100 North Tryon Street
Suite 4700
Charlotte, NC 28202
Attention: Hal A. Levinson, Esq.
Facsimile: (704) 331-1159
or to such other address, and to the attention of such other Person or officer as any party may designate.
     12.12 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, and if the rights of Buyer and Seller under this Agreement will not be materially or adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never compromised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.
     12.13 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
     12.14 Divisions and Headings of this Agreement. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
     12.15 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Seller and Buyer and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person.
     12.16 Tax and Medicare Advice and Reliance. Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable Tax related Laws or under the Laws governing the Medicare program. Each party has relied solely upon the Tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.
     12.17 Entire Agreement; Amendment. This Agreement supersedes all previous Contracts (other than the Confidentiality Agreement) and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto.
     12.18 Seller’s Knowledge. When used herein, the phrases “to Seller’s best knowledge and belief,” “to Seller’s knowledge” and “known” and similar references to Seller’s knowledge shall mean and refer to all matters with respect to which (a) Seller has received written notice or (b) the actual knowledge of its officers (or its Affiliate’s officers) listed on Schedule 12.18.
     12.19 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein or a PDF copy of the signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original Contract.
     12.20 Disclaimer of Warranties. Except as expressly set forth in Article 5 hereof, the Hospital and the Purchased Assets transferred to Buyer will be conveyed by Seller and accepted by Buyer in their physical condition as of the Effective Time, “AS IS, WHERE IS AND WITH ALL FAULTS, DEFECTS, IMPERFECTIONS, LIABILITIES AND NONCOMPLIANCE WITH LAWS,” WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, with respect to the Real Property, and WITH NO WARRANTIES, INCLUDING, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to any personal property which is among the Purchased Assets, any and all of which warranties (both express and implied) Seller hereby disclaims. All of the Purchased Assets shall be further subject to normal wear and tear on the land, improvements and equipment in the ordinary course of business up to the Effective Time.
     12.21 No Survival Period. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Buyer or Seller based upon, directly or indirectly, any of the representations or warranties contained in this Agreement or any agreements contained in Article 6 or Article 7 after the Closing.

     12.22 Right to Seek Damages. Either party shall be entitled to seek to recover damages and to recover damages from the other party hereto relating to or arising under this Agreement and the transactions contemplated hereby, subject to any limitations thereon set forth in Articles 11 or 12, if, but only if, any of the following is applicable:
     (a) The claim is permitted under the terms of Section 11.2(b) or Section 11.16;
     (b) The other party fails to fulfill its obligations under any covenant or other agreement set forth in this Agreement which by its terms is intended to be performed after Closing;
     (c) In the case of Buyer, Seller fails to pay or satisfy Excluded Liabilities, and in the case of Seller, Buyer fails to pay or satisfy Assumed Liabilities, it being acknowledged that Seller shall retain liability for the Excluded Liabilities and covenants and agrees that Seller shall be solely responsible and liable therefore and, further, that Buyer shall not assume the Excluded Liabilities or any obligation or responsibility relating thereto; or
     (d) In the case of Buyer, Seller fails to convey to Buyer at Closing good and marketable title to the Purchased Assets subject to no Encumbrances other than Permitted Encumbrances, provided, however, with respect to any matter relating to the Owned Real Property, Buyer may seek to recover damages and recover damages from Seller under this Agreement only if Buyer has first asserted (and used commercially reasonable efforts to recoup) its rights and remedies against the Title Company and the title insurance policy issued thereby with respect to the Owned Real Property.
     12.23 Right to Take Limited Liability Company and Corporate Action. Notwithstanding anything in this Agreement to the contrary, nothing herein shall prevent or limit, and Buyer shall not take actions to prevent or limit, (a) Seller at any time after the Effective Time from being dissolved or liquidated, making payments to its creditors or distributions to its members, otherwise terminating its existence and/or taking any other limited liability company act, in each case, as permitted by the New Mexico Limited Liability Company Act, or (b) MedCath Corporation and its Affiliates from engaging in or agreeing to a Change in Control Transaction or making payments to its creditors or distributions to its stockholders at any time or, after the Effective Time, from being dissolved or liquidated, and/ or otherwise terminating its existence, in each case, as permitted by the General Corporation Law of Delaware. This Section 12.23 is not intended to preclude, and shall not preclude, Buyer from exercising any rights and pursuing any remedies it might have under this Agreement. To this end, Buyer shall be entitled to initiate actions and proceedings and pursue claims against Seller and others in accordance with applicable law to enforce its rights and seek remedies available under this Agreement that are not satisfied by Seller or MedCath Corporation. Any action or proceeding initiated or commenced by Buyer against Seller or MedCath Corporation or their Affiliates asserting a right set forth in this Agreement shall not be deemed to be an action to prevent or limit Seller or MedCath Corporation or other Affiliates from being dissolved or liquidated.

     12.24 Guarantee of Buyer’s Obligations. Ardent Medical Services, Inc., as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by Buyer of all of Buyer’s obligations under this Agreement and each of the Closing documents subject to the terms hereof and thereof and so undertakes to Seller that, if and whenever Buyer is in default, Ardent Medical Services, Inc. will on demand duly and promptly perform or procure the performance of Buyer’s obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of Buyer under this Agreement have been duly performed or discharged and will continue to be effective or will be reinstated if any sum paid to Seller must be restored by Seller upon the bankruptcy, liquidation or reorganization of Buyer. Ardent Medical Services, Inc.’s obligations under this Section 12.24 shall not be affected or discharged in any way by any action or proceeding with respect to Buyer under any federal or state bankruptcy, insolvency or debtor relief laws. Notwithstanding the foregoing, the guaranty of Ardent Medical Services, Inc. shall terminate after Buyer’s payment of the Final Cash Purchase Price to Seller as provided for in Section 2.7 of this Agreement if any such payment is due in connection with the determination of such Final Cash Purchase Price.
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[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

BUYER:	LOVELACE HEALTH SYSTEM, INC.
	By:	/s/ Ron Stern
		Name:	Ron Stern
		Title:	CFO

SELLER:	HEART HOSPITAL OF NEW MEXICO, LLC
	By:	NM Hospital Management, LLC,
its Manager

	By:	/s/ O. Edwin French
		Name:	O. Edwin French
		Title:	Manager

GUARANTOR: ARDENT MEDICAL SERVICES, INC. a Delaware corporation
By:	/s/ Clint B. Adams
	Name:	Clint B. Adams
	Title:	CFO

The undersigned hereby agree to be bound by the no-shop provisions set forth in Section 7.7 hereof and the non-compete restrictions set forth in Section 11.14 hereof, and also in the case of MedCath Corporation for purposes of Section 11.16 hereof:

NM Hospital Management, LLC a North Carolina limited liability company
By:	/s/ O. Edwin French
	Name:	O. Edwin French
	Title:	Manager

MedCath Corporation a Delaware corporation
By:	/s/ O. Edwin French
	Name:	O. Edwin French
	Title:	President & CEO